Exhibit 10.1

TRANSACTION AGREEMENT

by and among

CarVal Investors Management LP,

CarVal Investors LP,

CarVal Investors Governance, LLC

AllianceBernstein Holding L.P.

and

AllianceBernstein L.P.

Dated as of March 17, 2022

TABLE OF CONTENTS
i

EXHIBITS

Exhibit A    Form of Company A&R LPA
Exhibit B    Form of Framework Agreement
Exhibit C    Restrictive Covenant Agreements
Exhibit D    Fund GP Amendments
Exhibit E    Employment Agreements

Exhibit F    Form of Registration Rights Agreement
Exhibit G    Transfer Restrictions Agreement
Exhibit H    Certain Financial Matters
Exhibit I    Allocations between CIM LP and CIG
Exhibit J    Form of Governing Documents of CIM LP and CIG
v

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”), dated as of March 17, 2022, by and among CarVal Investors Management L.P., a Delaware limited partnership (“CIM LP”), CarVal Investors Governance, LLC, a Delaware limited liability company (“CIG”), CarVal Investors, L.P., a Delaware limited partnership (the “Company” and, together with CIM LP and CIG, the “CarVal Parties”), AllianceBernstein Holding L.P., a Delaware limited partnership (“AB Holding”), and AllianceBernstein L.P., a Delaware limited partnership (“AB LP”, and, together with AB Holding, the “AB Entities” and, together with the CarVal Parties, the “Parties”). Capitalized terms used in this Agreement without definition have the meanings set forth in Section 1.01.
W I T N E S S E T H:
WHEREAS, as of the date hereof, CIM LP and CIG own all of the issued and outstanding Equity Interests of the Company;
WHEREAS, immediately prior to the Closing, Applicable AB Entity (as defined below) desires to make a capital contribution to the Company of $500,000 for a limited partner interest in the Company (the “Initial AB Contribution Equity” and such contribution, the “Initial AB Contribution”);
WHEREAS, as of the Closing, the Company will enter into an Amended and Restated Limited Partnership Agreement (the “A&R LPA”), in the form attached as Exhibit A;
WHEREAS, as of the Closing, the Parties desire to enter into a Framework Agreement (the “Framework Agreement”), substantially in the form of Exhibit B;
WHEREAS, as a material inducement for the AB Entities to enter into this Agreement, the Managing Principals and the Principals have entered into Restrictive Covenant Agreements (collectively, the “Restrictive Covenant Agreements”), each of which is attached as Exhibit C, which Restrictive Covenant Agreements shall automatically become effective upon the Closing;
WHEREAS, as of the Closing, the CarVal Entities desire to cause the limited partnership agreement for each CarVal Fund GP (collectively, the “Fund GP Agreements”) to be amended in the manner set forth in Exhibit D (the “Fund GP Amendments”);
WHEREAS, each of the Managing Principals has entered into an Employment Agreement (collectively, the “Employment Agreements”), each of which is attached as Exhibit E, which Employment Agreements shall automatically become effective upon the Closing;
WHEREAS, as of the Closing, CIM LP, CIG and AB Holding desire to enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form of Exhibit F;
WHEREAS, substantially concurrently with entering into this Agreement, each of CIM LP, CIG, and the limited partners of CIM LP and CIG are entering into a Transfer Restriction Agreement (the “Transfer Restrictions Agreement”) in substantially the form attached as Exhibit G;
WHEREAS, as of the Closing, each of CIM LP and CIG desires to contribute to AB Holding, and AB Holding desires to accept such contribution, on the terms and conditions set forth in this Agreement, all of the issued and outstanding Equity Interests of the Company other than the Initial AB Contribution Equity;
WHEREAS, as consideration for the forgoing contribution, AB Holding desires to issue to CIM LP and CIG, and CIM LP and CIG each desires to accept such issuance of, on the terms and conditions set forth in this Agreement, certain Equity Interests of AB Holding;
WHEREAS, immediately following such contribution, AB Holding desires to contribute to AB LP, and AB LP desires to accept such contribution, all of the Equity Interests of the Company so contributed by CIM LP and CIG;
WHEREAS, as consideration for the contribution made by AB Holding, AB LP desires to issue to AB Holding certain Equity Interests of AB LP;
WHEREAS, AB LP desires to contribute to the Company, and the Company desires to accept such contribution, on the terms and conditions set forth in this Agreement, an amount of cash in an amount sufficient to satisfy the Specified Obligations, whether at the Closing or as otherwise provided in this Agreement or the Ancillary Agreements; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) and to prescribe certain conditions with respect to the consummation of the Transactions.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
Article I

DEFINITIONS AND TERMS
Section 1.01Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01:
“2022 Bonus Amount” has the meaning set forth on Exhibit H-3.
“A&R LPA” has the meaning specified in the Recitals.
“AB Disclosure Schedule” has the meaning specified in Article IV.
“AB Entities” has the meaning specified in the Preamble.
“AB Financial Statements” has the meaning specified in Section 4.09(b).
“AB Holding” has the meaning specified in the Preamble.
“AB Indemnified Party” has the meaning specified in Section 8.02(a).
“AB LP” has the meaning specified in the Preamble.
“AB Transaction Units” means, collectively, the Initial Issuance AB Units, the Performance Units and the Indemnity AB Units.

“AB Units” means the units of limited partnership in AB Holding (NYSE: AB).
“Accelerated Performance Equity” has the meaning specified in Section 2.09(e)(i).
“Acceleration Cure Period” means, with respect to any Performance Acceleration Event that is curable, the period commencing on the delivery of a Performance Acceleration Notice with respect to such Performance Acceleration Event and ending at the expiration the cure period specified in the Framework Agreement for such Performance Acceleration Event, or if no such cure period is specified in the Framework Agreement, then ending thirty (30) days after the delivery of such Performance Acceleration Notice.
“Accounting Principles” means (i) the accounting principles, policies, treatments, categorizations and practices set forth on Exhibit H-1, and (ii) with respect to matters not expressly described in Exhibit H-1, GAAP.
“Accrued Pre-Closing 2022 Bonus Amount” has the meaning set forth on Exhibit H-3.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the AB Entities or any of their Affiliates) concerning: (a) the acquisition or disposal (whether by way of sale, offer, transfer or otherwise) of all or a significant portion of the CarVal Entities or of all or substantially all of the assets of the CarVal Entities; (b) the acquisition or disposal (whether by way of sale, offer, transfer or otherwise) of a material portion of the Equity Interests of the Company; or (c) any other acquisition, licensing arrangement, merger, other business combination or other business re-organization or re-structuring or other arrangement which would result (whether in one transaction or a series of transactions) in a Person (or Persons) (other than the AB Entities or their Affiliates) acquiring a significant interest in the CarVal Entities or acquiring all or substantially all of the assets of the CarVal Entities.
“Action” means any judicial (civil or criminal) or administrative actions, Claims, suits, demands, complaints, litigation, investigations, reviews, audits, subpoenas, indictments, proceedings, arbitrations, hearings or other similar disputes by or before a Governmental Authority or arbitrator or mediator.
    “Actual Employee PS1 Payments” means the actual amount paid by the Company, including the incremental amount (i.e., the amount in excess of the amount the CarVal Entities would have otherwise been obligated absent the payment of such amounts) of the employer portion of any payroll, employment or similar Taxes thereof, under the Profit Sharing Plan.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common control with, such Person; provided that (i) no Client shall be deemed to be an Affiliate of any CarVal Entity, (ii) Equitable Holdings, Inc., a Delaware corporation, and its Affiliates (other than AB Holding, AB LP and the controlled Affiliates of AB Holding and AB LP) shall not be considered to be Affiliates of AB Holdings, AB LP or the controlled Affiliates of AB Holding and AB LP, (iii) prior to the Closing, the AB Entities and any Subsidiaries thereof shall not be deemed to be Affiliates of the CarVal Entities or any other Person controlled by one or more CarVal Entities, (iv) following the Closing, the Company and the other CarVal Entities shall not be deemed to be Affiliates of CIM LP and CIG and (v) following the Closing, the CarVal Carry Entities shall not be deemed to be Affiliates of the Company or any CarVal Entity.
“Affiliate Commitment” has the meaning specified in Section 5.11(a).
“Agreement” has the meaning specified in the Preamble.

“Applicable AB Entity” means Alliance Bernstein Corporation or another an entity designated by AB Holdings at least ten (10) Business Days prior to Closing, which entity is not AB LP or an entity that would be disregarded as separate from AB LP for tax purposes.
“Ancillary Agreements” means, collectively, the Framework Agreement, the Registration Rights Agreement, the Restrictive Covenant Agreements, the Employment Agreements and the A&R LPA.
“AUM” means, with respect to each Client, the assets of such Client under direct or indirect management by the CarVal Entities, including any committed capital of such Client, in each case, with respect to which any of the CarVal Entities is receiving Management and Advisory Fees.
“Award” has the meaning specified in Section 2.09(f).
“Base Value” means $750,000,000.
“Balance Sheet Date” has the meaning specified in Section 3.06(b).
“Bankruptcy and Equity Exception” has the meaning specified in Section 3.02.
“Business Day” means any day of the year other than a Saturday, Sunday or any day on which national banking institutions in New York, New York are authorized or required by applicable Law to be closed for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cap” has the meaning specified in Section 8.02(b)(ii).
“CarVal 401(k) Plan” has the meaning specified in Section 5.05(d).
“CarVal Carry Entities” means, collectively, CarVal Carry LP, CarVal Partner Sub-Entity GP Corp. and CarVal Carry Holding LP.
“CarVal Disclosure Schedule” has the meaning specified in Article III.
“CarVal Entities” means the Company and its Subsidiaries, including the CarVal Fund GPs, but excluding any Fund (and each a “CarVal Entity”).

“CarVal Indemnified Parties” has the meaning specified in Section 8.03(a).
“CarVal Fund GPs” means (i) any entity that is a general partner of any Fund as of the Closing Date and (ii) CarVal CLO Management Holdings, L.P.
“CarVal Parties” has the meaning specified in the Preamble.
“CarVal Plan” has the meaning specified in Section 3.14(a).
“CarVal Transaction Expenses” means (without duplication of any amounts reflected in Specified Obligations), to the extent unpaid as of the Closing, all fees, expenses and Liabilities, incurred, triggered by or on behalf of, or payable by, the CarVal Entities either (a) on or prior to the Closing or (b) after the Closing pursuant to Contracts in effect at or prior to the Closing, arising from or in connection with the Transactions, or any other sales efforts (or strategic review process) conducted or pursued by the CarVal Entities, whether or not accrued and whether billed or payable prior to, on or after the Closing, including: (i) fees of counsel, financial advisors and accountants, incurred by or on behalf of the CarVal Entities in connection with the Transactions, (ii) any stay or retention, change in control, transaction or similar bonuses, severance or other termination-related payments or benefits, or other amounts payable to any Company Employee or consultant or other service provider to the CarVal Entities, to the extent arising as a result of, or in connection with, the execution or delivery of this Agreement or the consummation of the Transactions plus the incremental amount (i.e., the amount in excess of the amount the CarVal Entities would have otherwise been obligated absent the payment of such amounts) of the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments, in each case other than the Employee PS1s and the Initial Employee Payment Amount, (iii) any expenses incurred in connection with the cancellation of any options, warrants, profits interests or other Equity Interests or Rights as a result of the execution or delivery of this Agreement or the consummation of the Transactions, including the incremental amount (i.e., the amount in excess of the amount the CarVal Entities would have otherwise been obligated absent such cancellation) of the employer portion of any payroll or employment Taxes related to such cancellations, and (iv) 50% of Transfer Taxes.
“Cash Amount” has the meaning specified in Section 1.01(h) of the CarVal Disclosure Schedule.
“CEA” means the Commodity Exchange Act of 1936.
“CFTC” means the Commodity Futures Trading Commission.
“CIG” has the meaning specified in the Preamble.
“CIG Company Interests” has the meaning specified in Section 2.02(a).
“CIM LP” has the meaning specified in the Preamble.
“CIM LP Company Interests” has the meaning specified in Section 2.02(a).
“Claim Notice” has the meaning specified in Section 8.04(a).
“Claims” means any and all manner of claims, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.
“Clients” means the clients of the CarVal Entities’ investment advisory, subadvisory, management or similar services, including the Funds, the SMAs and any other Person considered to be a “client” of one or more CarVal Entities as that term is defined in the Investment Advisers Act.
“Closing” has the meaning specified in Section 2.04.
“Closing Cash” means, as of the Effective Time, all cash and cash equivalents (that are convertible into cash within sixty (60) days) of the CarVal Entities, as determined without giving effect to the Transactions (including the Initial AB Contribution and any Specified Obligations Contributions) and in accordance with the Accounting Principles; provided that Closing Cash shall (i) be calculated net of (x) the amount of restricted cash (including collateral in respect of foreign exchange accounts, security deposits and collateral reserve accounts) that would be required to be shown on the Financial Statements or the amount of cash that is included as a

Current Asset under the heading “Restricted Cash,” and (y) outstanding outbound checks, draws, ACH debits and wire transfers and (ii) include inbound checks, draws, ACH credits and wire transfers deposited or available for deposit.
“Closing Date” has the meaning specified in Section 2.04.
“Closing Date Long-Term Amount” means twenty-five percent (25%) of the Closing Value.
“Closing Statement” has the meaning specified in Section 2.07(a)(i).
“Closing Value” means (a) the Base Value, minus (b) the Specified Obligations, minus (c) the CarVal Transaction Expenses, plus (d) Closing Cash, plus (e) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount, minus (f) the amount, if any, by which Net Working Capital is less than the Target Net Working Capital Amount, minus (g) the Accrued Pre-Closing 2022 Bonus Amount.
“Closing Value Adjustment” has the meaning specified in Section 2.08(a)(i).
“Co-Invest Facility” means that certain Guaranty Agreement, dated as of December 1, 2020, by the Company and Wells Fargo Bank, National Association entered into in connection with that certain Credit Agreement, entered into as of December 1, 2020, by and among CarVal US Employee Coninvest Finance LP, CarVal Non-US Employee Coinvest Finance LP and Wells Fargo Bank, National Association.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Preamble.
“Company Advisor” has the meaning specified in Section 3.10(b).
“Company Employee” means the Managing Principals, the Principals, and any other current or former employee, partner, manager or director of any CarVal Entity.
“Company Interests Contributions” has the meaning specified in Section 2.02(a).
“Company IT Systems” means all information and communications technologies, including hardware, Software, networks, routers, hubs, switches, data, data communications lines, and other information technology equipment and documentation associated with any of the foregoing used by any of the CarVal Entities.
“Confidential Information” has the meaning specified in Section 5.09(a).
“Confidentiality Agreement” has the meaning specified in Section 5.09(a).
“Consent” means, with respect to a Person, any written or documentary consent, approval, or authorization.
“Continuation Period” has the meaning specified in Section 5.05(a).
“Continuing Employee” has the meaning specified in Section 5.05(a).

“Contract” means any written contract, indenture, note, bond, lease, commitment or other legally binding written agreement.
“Contracting Parties” has the meaning specified in Section 9.10.
“Contributed Company Interests” has the meaning specified in Section 2.02(a).
“Control” (including “Controlling,” “Controlled by” and “under Common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Controlling Company” has the meaning specified in the definition of Subsidiary.
“Copyrights” has the meaning specified in the definition of Intellectual Property.
“Current Assets” means the consolidated current assets of the CarVal Entities, which current assets shall include only the line items set forth on Exhibit H-2 under the heading “Current Assets” and, in each case, determined in accordance with the Accounting Principles.
“Current Liabilities” means the consolidated current liabilities of the CarVal Entities, which current liabilities shall include only the line items set forth on Exhibit H-2 under the heading “Current Liabilities” and, in each case, determined in accordance with the Accounting Principles (and excluding any liabilities related to the 2022 Bonus Amount or the Accrued Pre-Closing 2022 Bonus Amount).
“Data Room” means the electronic data room maintained by the Company, made available to the AB Entities and hosted by Intralinks.
“Delaware Courts” has the meaning specified in Section 9.03(b).
“Deductible” has the meaning specified in Section 8.02(b)(i).
“Designated CarVal Transaction Expenses” has the meaning specified in Section 2.06.
“Disputed Item” has the meaning specified in Section 2.07(b)(ii).
“Dispute Resolution Firm” has the meaning specified in Section 2.07(d)(i).
“Effective Time” has the meaning specified in Section 2.04.
“Employee Payment Amount” has the meaning set forth in Section 5.08(b).
“Employee Payment Obligation Contributions” has the meaning set forth in Section 2.03(d).
“Employee Payment Pools” has the meaning set forth in Section 5.08(a).
“Employee PS1 Funding Date” means a Business Day between December 1, 2022, and December 31, 2022 specified in writing by the Company to AB LP at least ten (10) Business Days in advance thereof.
“Employee PS1 Obligation Contribution” has the meaning set forth in Section 2.03(b).

“Employee PS1s” means a fixed obligation of the Company to pay employees, in the event the Closing occurs, an amount, including the incremental amount (i.e., the amount in excess of the amount the CarVal Entities would have otherwise been obligated absent the payment of such amounts) of the employer portion of any payroll, employment or similar Taxes thereof, under that certain CarVal Preferred Interest Profit Sharing Plan, dated as of October 12, 2019 (the “Profit Sharing Plan”), in connection with the Transactions.
“Employment Agreement” has the meaning specified in the Recitals.
“Environmental Law” means any Law, regulation, Order, decree, agency requirement or common law standard of conduct relating to pollution, contamination, waste, hazardous substance exposure or the protection of the health, safety or the environment.
“Equity Interest” means any type of equity ownership in a Person, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other Person or any other interest entitling the holder thereof to participate in distributions, including of the income or profits of such Person or to vote for the Governing Body of such Person.
“ERISA” has the meaning specified in Section 3.14(a).
“Estimated Closing Statement” has the meaning specified in Section 2.06.
“Estimated Residual Payment Amount” has the meaning specified in Section 1.01(f) of the Disclosure Schedules.
“Ex-Dividend Date” means, with respect to a distribution with respect to AB Units, the first date on which the AB Units trade, regular way, without the right to receive such distribution. For the avoidance of doubt, any alternative trading convention on the NYSE or other applicable market in respect of the AB Units under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Debt Agreement Holders” means each of the lenders under or holders of obligations of any CarVal Entities under any Existing Debt Agreement.
“Existing Debt Agreement Obligations” means, with respect to any Existing Debt Agreement, all obligations of any kind of any CarVal Entity under such Existing Debt Agreement.
“Existing Debt Agreement Payoff Amount” means, with respect to any Existing Debt Agreement, all amounts the payment of which would be required in order to terminate such Existing Debt Agreement, satisfy and terminate Existing Debt Agreement Obligations thereunder, and cause the immediate release all Liens (and guarantees) if any in connection therewith relating to the assets and properties of any CarVal Entity, including any prepayment fees, penalties or other amounts in respect thereof.
“Existing Debt Agreements” means the Wells Fargo Debt Agreement and any related documents and agreements; provided that, for the avoidance of doubt, any documentation or agreements related to the Co-Invest Facility shall not be an Existing Debt Agreement.

“Existing Debt Obligations Contribution” has the meaning specified in Section 2.03(a).
“Family” means, with respect to a specified individual, such individual and such individual’s spouse or domestic partner, any other individual who is the issue of any grandparent of such individual or such individual’s spouse or domestic partner (including adoptive relationships and relationships as a result of marriage or equivalent status) or whose regular residence is in the home of such individual, or a trust or other estate planning vehicle established by or for the benefit of any of the foregoing.
“Final Closing Statement” has the meaning specified in Section 2.07(d)(v).
“Final Post-2022 Closing Statement” has the meaning specified in Section 2.07(d)(v).
“Financial Statements” has the meaning specified in Section 3.06(a).
“Flow-Through Return” means any income Tax Return filed by the Company to the extent that (i) the Company is treated as a pass-through entity (including a disregarded entity) for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are allocated to, and reflected on, the Tax Returns of one or more of the CarVal Parties (or their beneficial owners).
“Framework Agreement” means that certain Governance Framework Agreement, dated on or about the date hereof, by and among the CarVal Parties, and the AB Entities.
“Freely Tradeable” means, with respect to any AB Unit, that (a) (i) there is an effective registration statement covering and available for the resale of such AB Unit under the Securities Act by the holder of such AB Unit, or (ii) such AB Unit is eligible to be sold by the holder thereof without any holding period or volume limitation pursuant to Rule 144 and (b) certificates representing such AB Units, if any, are not required pursuant to applicable Law to bear a restrictive legend relating to the Securities Act or such legend that can be removed upon a sale of the sort contemplated by the preceding clause (a).
“Foreign Benefit Plan” has the meaning specified in Section 3.14(i).
“Fund” means (i) any investment funds, pooled investment vehicles or collateralized debt or loan obligation vehicles (or other similar arrangements) sponsored or managed by any CarVal Entity and (ii) any parallel or alternative investment vehicles and/or blocker entities formed to invest alongside or instead of any of the entities described in clause (i), special purpose entities formed in connection with one or more portfolio investments, and feeder funds of any of the entities described in clause (i).
“Fund Agreement” means, with respect to each Fund, such Fund’s agreement of limited partnership (if such Fund is a limited partnership) or other Governing Document (if such Fund is not a limited partnership), any subscription agreement or side letter or similar arrangement with any investor in such Fund and any Management Contract.
“Fund Disclosure” has the meaning specified in Section 3.17(a)(viii).
“Fund Financial Statement” has the meaning specified in Section 3.17(a)(xi).
“Fund GP Agreements” has the meaning specified in the Recitals.
“Fund GP Amendments” has the meaning specified in the Recitals.

“Fundamental AB Representations” means the representations and warranties of the AB Entities set forth in Section 4.01 and Section 4.02.
“Fundamental CarVal Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.16 and Section 3.22.
“GAAP” means generally accepted accounting principles in the United States, and in force (i) as of the Closing Date with respect to the financial information for periods on or after the Closing Date, and (ii) with respect to financial information for periods prior to the Closing Date, as of the dates of the relevant balance sheets included therein, as applicable.
“Governing Body” means, with respect to any Person, a board of directors, board of managers, general partner, managing member or other Person(s) having a similar function.
“Governing Documents” means, (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and (v) with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, domestic, multinational or other supranational, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof or other legislative, executive or judicial governmental entity or semi-governmental or self-regulatory organization, securities or commodities exchange or board of trade or any court or similar judicial or arbitral body.
“Governmental Authorization” means any consent, waiver, grant, concession, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, (a) the principal amount of and accrued interest, in respect of (i) any indebtedness of such Person or any of its Subsidiaries for money borrowed and (ii) any indebtedness or other liabilities of such Person or any of its Subsidiaries evidenced by a note, bond, debenture, loan stock, or other similar instrument or security, (b) deferred purchase price of services, assets or property (including any earnouts, milestones or other similar obligations, but excluding trade payables incurred in the ordinary course of business consistent with past practice, conditional sale obligations and obligations under title retention agreements), (c) all obligations under any interest rate swap, collar or interest rate hedge agreement, currency swap or any other derivative transaction or arrangement to which such Person is a party, calculated as if the applicable arrangements were terminated at the Closing Date, (d) all obligations of such Person or any of its subsidiaries under leases required under GAAP to be classified and accounted for as capital or financing leases and related accrued interest payable in respect of such obligations, (e) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person or any of its subsidiaries and all obligations under any performance bonds (but, in each case with respect to this clause (e), solely to the extent drawn and not paid), (f) all obligations of the type referred to in clauses (a) through (e) of third parties for the payment of which such Person or its subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, other than under the Co-Invest Facility, (g) any and all prepayment or breakage fees, premiums and penalties that would be payable in respect of any items described in clauses (a) through (e) on the Closing Date if such obligations were terminated or prepaid, (h) any Liabilities of such Person or its subsidiaries in respect of compensation, whether current or deferred, that is accrued or is required to be accrued in accordance with GAAP, including bonuses related to performance fees or allocations through the Closing Date (excluding any amounts reflected in the Employee PS1s, Employee Payment Pools, the Accrued Pre-Closing 2022 Bonus Amount and the 2022 Bonus Amount), (i) unfunded or underfunded defined benefit pension Liabilities or retiree health or welfare benefits; (j) the incremental amount (i.e., the amount in excess of the amount the CarVal Entities would have otherwise been obligated absent the payment of such amounts) of the employer portion of any payroll, employment or similar Taxes related to clauses (h) or (i), (k) deferred rent and tenant allowances or obligations for deferred lease inducements in accordance with GAAP of such Person or any of its subsidiaries, (l) deferred Federal Insurance Contributions Act Taxes of such Person or any of its subsidiaries, (m) accrued and unpaid income Taxes, for the avoidance of doubt, excluding any Taxes reflected on Flow-Through Returns, (n) any amounts held back from performance fees in hold-back accounts, which are distributable to either the underlying Fund or the management company for such Fund, (o) unpaid severance obligations of such Person or its subsidiaries, and (p) Liabilities for any declared or accrued but unpaid dividends or distributions or with respect to the redemption or repurchase of any securities of such Person or its subsidiaries. Notwithstanding anything herein to the contrary, Indebtedness of a CarVal Entity shall not include Indebtedness due from any CarVal Entity to any other CarVal Entity.
“Indemnified Taxes” means (a) any and all Taxes imposed on or with respect to the CarVal Entities (including, for the avoidance of doubt, any payroll or other employment-related Taxes pursuant to Section 2302 of the Coronavirus, Aid, Relief and Economic Securities Act or otherwise, in respect of any service provider, and any liability with respect to any “imputed underpayment” under Section 6225 of the Code, any similar provision of state or local Tax Law or other liability for the Taxes of the members or former members of the CarVal Entities for which the CarVal Entities may become liable) for any Pre-Closing Tax Period, (b) Taxes of any other Person for which any CarVal Entity becomes liable (i) as the result of being a member of an affiliated, combined, unitary, consolidated or similar group (other than a group of which no Person other than a CarVal Entity is a member), (ii) as a transferee or successor, by contract or otherwise or (iii) under any Tax allocation, Tax sharing, Tax indemnity or similar agreement (excluding any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case of clauses (i)-(iii), as a result of a relationship or arrangement in existence prior to the Closing and relating to a Pre-Closing Tax Period, and (c) the CarVal Entities’ share of Transfer Taxes. For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes imposed on or with respect to any CarVal Entity for the Straddle Period, the determination shall be made: (1) in the case of Taxes that are imposed on a periodic basis (such as real or personal property Taxes, similar ad valorem obligations and Taxes determined on an arrears basis) and franchise Taxes (except franchise Taxes based upon or related to income or receipts), ratably on a per diem basis and (2) in the case of any other Taxes (such as, but not limited to, Taxes that are based on wages or similar payments, Taxes that are based upon or related to income or receipts and Taxes based upon occupancy or imposed in connection with any sale or transfer of property), based on an interim closing of the books of each CarVal Entity as if the relevant taxable period ended on the Closing Date.
“Indemnified Party” has the meaning specified in Section 8.04(a).

“Indemnified Party Defense Matter” has the meaning specified in Section 8.04(c).
“Indemnifying Party” has the meaning specified in Section 8.04(a).
“Indemnity AB Units” has the meaning specified in Section 8.03(a).
“Information Privacy and Security Laws” means all applicable foreign or domestic (federal, state or local) Laws concerning or relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure, security and protection of Personal Information.
“Initial AB Contribution” has the meaning specified in the Recitals.
“Initial AB Contribution Time” has the meaning specified in Section 2.01.
“Initial AB Contribution Equity” has the meaning specified in the Recitals.
“Initial Employee Payment Amount” means the amount set forth in Section 1.01(a) of the CarVal Disclosure Schedule.
“Initial Issuance AB Units” has the meaning specified in Section 2.02(c).
“Initial Short-Term AB Units” has the meaning specified in Section 2.02(b).
“Initial Short-Term Amount” means seventy-five percent (75%) of the Closing Value.
“Intellectual Property” means all intellectual property rights existing anywhere in the world including all (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (c) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (d) proprietary rights in Software, (e) proprietary rights in trade secrets, including trade secrets rights in know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications and databases, and proprietary customer or similar data, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued patents or patent applications that have been published (collectively, “Trade Secrets”) and (f) all causes of Action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing.
“Interested Party” has the meaning specified in Section 3.21.
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the Internal Revenue Service.
“J.A.M.S Rules” has the meaning specified in Section 2.09(f).
“Knowledge” means (a) in the case of the CarVal Entities the actual knowledge, after reasonable inquiry, of any of the individuals identified in Section 1.01(b) of the CarVal

Disclosure Schedule, and (b) in the case of the AB Entities, the actual knowledge, after reasonable inquiry, of any of the individuals identified in Section 1.01 of the AB Disclosure Schedule.
“Law” means any local or foreign law, statute, ordinance, code, treaty, rule, regulation, decree or Order.
“Leased Real Property” has the meaning specified in Section 3.18.
“Liability” means, with respect to any Person, any debt, liability or obligation of such Person (whether direct or indirect, known or unknown, asserted or unasserted, determined determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether or not required under GAAP to be reflected on the financial statements of such Person).
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement, servitude, preemptive right, right of first refusal, transfer restriction or other similar encumbrance.
“Long-Term AB Units” has the meaning specified in Section 2.02(c).
“Loss” means losses, damages, Liabilities, interest, awards, judgments, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement), except, other than in the case of fraud in connection with the Transactions, for (i) punitive, special or exemplary damages, other than and to the extent any such damages are actually awarded by a court of competent jurisdiction to, and payable to, a third party in connection with a Third Party Claim, (ii) consequential or indirect damages, other than to the extent such damages are reasonably foreseeable or actually awarded by a court of competent jurisdiction to, and payable to, a third party in connection with a Third Party Claim, and (iii) any losses, damages, liabilities, interest, awards or judgments based upon any multiple of earnings or revenue, diminution of value, lost profits or lost business opportunity.
“Lower Hurdle” means the amount set forth in Section 1.01(j) of the CarVal Disclosure Schedules.
“Management and Advisory Fees” means all management, advisory and similar asset-based fees paid or payable by Clients (or by investors in the applicable Client(s)), without duplication, including all fees under any Management Contract or other Contract, relating to provision of investment advisory, subadvisory, management, collateral management or similar services, and, for the avoidance of doubt, all such fees arising from the operation of CarVal Wengsheng Private Fund Management (Shanghai), Ltd.
“Management Contract” means any Contract to which any of the CarVal Entities is a party or is subject, pursuant to which any of the CarVal Entities provides investment advisory or investment management or collateral management services to any Client.
“Managing Principals” means the individuals set forth on Section 1.01(c) of the CarVal Disclosure Schedule.
“Marks” has the meaning specified in the definition of Intellectual Property.
“Material Adverse Effect” means an effect, event, development, circumstance, fact or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the ability of the CarVal Parties to timely consummate the Transactions or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby or (ii) the business, results of operations or financial condition of the CarVal Parties, taken as a whole; provided, however, that for purposes of the foregoing clause (ii), no effect, event, development, circumstance, fact or change arising out of or resulting from any of the following after the date hereof, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) any changes in industry-wide conditions or changes generally affecting asset management firms in the United States, including securities prices; (ii) changes in general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States; (iii) earthquakes, floods, fires, hurricanes, tropical storms, tornadoes, wind storms, tsunamis, volcanic eruptions, natural disasters, pandemics (including Covid-19) or other acts of nature; (iv) global, national or regional political conditions or unrest, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions (including compliance with the terms of this Agreement, provided that this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions); (vi) any change or proposed changes after the date hereof in Laws or GAAP or other applicable accounting rules; (vii) investment performance or any failure by any of the CarVal Parties to meet any projections, forecasts or estimates (provided that the underlying cause of such failure may be considered); and (viii) any action taken or omitted to be taken by any CarVal Party at the request or with the express prior consent of the AB Entities; provided that in the case of clauses (i), (ii), (iii), (iv) and (vi) any such effect, event, development, circumstance, fact or change may be taken into account in determining whether there has been a Material Adverse Effect only if such effect, event, development, circumstance, fact or change adversely affects the CarVal Parties, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which the CarVal Parties operate.
“Material Contracts” has the meaning specified in Section 3.12(a).
“Measurement Price” has the meaning specified in Section 1.01(m) of the CarVal Disclosure Schedule.
“Net Management Fees” means, with respect to any Performance Measurement Period, (i) the gross Management and Advisory Fees attributable to any Client for such period (other than in respect of the Affiliate Commitment) less (ii) Offset Placement Fees for such period (other than in respect of the Affiliate Commitment).
“Net Working Capital” means (i) all Current Assets of the CarVal Entities as of the Effective Time (excluding Closing Cash), minus (ii) all Current Liabilities of the CarVal Entities as of the Effective Time (excluding any Indebtedness as of the Effective Time included in the Specified Obligations and excluding any amounts in respect of the Co-Invest Facility), without duplication of any items that increase or reduce the Closing Value (including the Closing Cash, the Specified Obligations and the CarVal Transaction Expenses), as set forth in the definition of such term (in the case of each of clause (i) and clause (ii), determined in accordance with the Accounting Principles).
“New Plans” has the meaning specified in Section 5.05(b).

“Non-CarVal AB Units” has the meaning specified in Section 2.13.
“Nonparty Affiliates” has the meaning specified in Section 9.10.
“Notice Period” has the meaning specified in Section 8.04(a).
“Objections Statement” has the meaning specified in Section 2.07(b)(ii).
“OFAC” has the meaning specified in Section 3.10(g).
“Offset Placement Fees” means, with respect to any Fund for any period of time, a portion of placement agent fees incurred in respect of capital commitments to such Fund that are offset, dollar for dollar, against Management and Advisory Fee Revenue for such Fund attributable to such period of time, in each case in accordance with the Fund Agreement of such Fund and otherwise in a manner consistent with the historical practice of the CarVal Entities.
“Open Source License” means any license that requires, as a condition of modification, licensing, conveyance or distribution of Software subject to such license, that such Software or other Software combined, linked or distributed with or derived from such Software (or any modifications or derivative works thereof) be disclosed, licensed, conveyed, distributed or made available in source code form or on a royalty-free basis (including for the purpose of making additional copies or derivative works).
“Order” means any order, final award, injunction, judgment, decree (including any consent decree or similar agreed order or judgment), ruling, writ, directive, settlement, stipulation, ruling, determination or assessment, whether civil, criminal or administrative, entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.
“Other Required Regulatory Approvals” has the meaning specified in Section 6.01(b).
“Outside Date” means September 1, 2022; provided that if, as of such date, the conditions set forth in Article VI other than the receipt of consent from the Financial Conduct Authority (UK) and any conditions that by their nature would be satisfied at the Closing have been satisfied, then the Outside Date shall be extended to December 31, 2022; provided, further that, the Outside Date may be extended beyond either of the foregoing dates with the mutual agreement of the Parties.
“Parties” has the meaning specified in the Preamble.
“Partnership Registered Intellectual Property” has the meaning specified in Section 3.13(a).
“Patents” has the meaning specified in the definition of Intellectual Property.
“PATRIOT Act” means the USA PATRIOT Act of 2001.
“Payoff Letter” has the meaning specified in Section 2.03(a).
“Performance Acceleration Amount” shall mean an amount equal to the excess of the Total Performance Amount over the aggregate Performance Amount paid or otherwise satisfied in respect of all Performance Measurement Periods ended prior to the occurrence of such Performance Acceleration Event.

“Performance Acceleration Event” has the meaning specified in the Framework Agreement.
“Performance Acceleration Notice” has the meaning specified in Section 2.09(e)(ii).
“Performance Amount” has the meaning specified in Section 2.09(a).
“Performance Benchmark” means, as of any date of determination, the greater of the Lower Hurdle or the highest amount of Net Management Fees attributable to any Performance Measurement Period that results in a positive Performance Amount pursuant to Section 2.09.
“Performance Employee Payment Amount” has the meaning specified in Section 2.09(b).
“Performance Measurement Period” means each of the six (6) calendar years beginning on January 1, 2022 and ending on December 31, 2027.
“Performance Statement” has the meaning specified in Section 2.09(a).
“Performance Statement Review Period” has the meaning specified in Section 2.09(d).
“Performance Units” has the meaning set forth in Section 2.09(c).
“Permits” means any license, franchise, permit, certificate, approval or authorizations from any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the accounting books and records prior to the date hereof in accordance with GAAP, (b) statutory liens of mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business consistent with past practice that are not yet delinquent and which are not, in the aggregate, material to the CarVal Parties, taken as a whole, or the amount or validity of which is being contested in good faith by appropriate proceedings and which are specifically reserved against in full in the Financial Statements, (c) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which, individually or in the aggregate, materially and adversely impact the current use of the affected property, (d) Liens securing Indebtedness arising or incurred in the ordinary course of business consistent with past practice and disclosed in the Financial Statements, subject to the terms and limitations under this Agreement, (e) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation arising or incurred in the ordinary course of business consistent with past practice and which are not yet due and payable, (g) any Liens reflected with specificity in the Financial Statements, (h) Permitted Securities Liens and (i) those Liens set forth on Section 1.01(d) of the CarVal Disclosure Schedule, (i) any other Liens since the most recent fiscal year end that, individually or in the aggregate, would not reasonably be expected to be material to the business of the CarVal Parties, taken as a whole, nor materially impair the value or the continued use and operation of the assets to which they relate.
“Permitted Securities Liens” means all restrictions on transfers of securities under applicable securities Laws, under any applicable Governing Documents or pursuant to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, household, device or browser.
“Positive Adjustment Amount” has the meaning set forth in Section 2.08(a)(i).
“Positive Closing Value Adjustment Amount” has the meaning specified in Section 2.08(a)(ii).
“Post-2022 Closing Adjustment” has the meaning specified in Section 2.08(b)(i).
“Post-2022 Closing Objections Statement” has the meaning specified in Section 2.07(b)(ii).
“Post-2022 Closing Statement” has the meaning specified in Section 2.07(b)(i).
“Post-2022 Closing Statement Disputed Item” has the meaning specified in Section 2.07(b)(ii).
“Post-2022 Closing Statement Disputed Item” has the meaning specified in Section 2.07(b)(ii).
“Post-Closing Adjustment” has the meaning specified in Section 2.08.
“Post-Closing Tax Period” means (i) any taxable period beginning after the Initial AB Contribution Time and (ii) the portion of any Straddle Period beginning after the Initial AB Contribution Time.
“Pre-Closing 2022 Bonus Amount” has the meaning set forth on Exhibit H-3.
“Post-Closing Taxes” means the AB Entities’ share of Transfer Taxes.
“Pre-Closing Period Tax Return” has the meaning specified in Section 5.06(a)(i).
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Initial AB Contribution Time and (ii) the portion of any Straddle Period ending on the Initial AB Contribution Time.
“Principals” means the individuals set forth on Section 1.01(e) of the CarVal Disclosure Schedule.
“Profit Sharing Plan” has the meaning specified in the definition of Employee PS1s.
“PTE 84-14” has the meaning specified in Section 3.10(k).
“Registration Rights Agreement” has the meaning specified in the Recitals.
“Release Documents” has the meaning specified in Section 2.03(a).

“Related-Party Agreements” has the meaning specified in Section 3.21.
“Related Person” means (a) with respect to a particular individual: (i) each of such individual’s Family; (ii) any Person that is directly or indirectly Controlled by such individual or such individual’s Family and (iii) any Person with respect to which a member of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and (b) with respect to a specified Person other than an individual: (i) any Affiliate of such specified Person; (ii) each Person that serves as a director, manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
“Relevant Date” has the meaning specified in Section 3.09.
“Remaining Amount” has the meaning specified in Section 1.01(i) of the CarVal Disclosure Schedule.
“Representative” means with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.
“Requesting Party” has the meaning specified in Section 5.02.
“Required Amount” has the meaning specified in Section 1.01(l) of the CarVal Disclosure Schedules.
“Residual Payment” means the amount of that certain payment obligation described on Section 1.01(f) of the CarVal Disclosure Schedule in respect of the fiscal year ending December 31, 2022, which amount may be zero.
“Residual Payment Amount Difference” means an amount, which may be a positive or negative number, equal to the Estimated Residual Payment Amount minus the amount of the actual Residual Payment made in accordance with Section 5.06(d).
“Residual Payment Funding Date” means, if the Residual Payment is greater than zero a Business day between January 1, 2023 and January 31, 2023 specified in writing by the Company to AB LP at least three (3) Business Days in advance thereof.
“Responding Party” has the meaning specified in Section 5.02.
“Restricted Business” means a business that serves as a sponsor, investment manager, investment adviser or investment sub-adviser of (or in a similar capacity with respect to) any investment vehicle, separate account or product that invests in any of the types of assets and industries in which the CarVal Entities invest on behalf of their Clients as of Closing or at any time following Closing and prior to the termination of the Restricted Period.
“Restricted Contract” has the meaning specified in Section 3.12(a)(xiii).
“Restricted Persons” has the meaning specified in Section 5.13(a).
“Restricted Period” means the period commencing on the Closing Date and ending on the later of later of (i) the fifth anniversary of the Closing Date and (ii) the second anniversary of the due date of the last payment or issuance made by the AB Entities pursuant to Section 2.09;

provided that if a Performance Acceleration Event occurs as provided in Section 2.09(e) (after giving effect to any dispute resolution pursuant to Section 2.09(f) with respect to such occurrence), the Restricted Period shall end on the date of such occurrence for purposes of Section 5.13(a).
“Restrictive Covenant Agreements” has the meaning specified in the Recitals.
“Reviewing Party” has the meaning specified in Section 2.07(c).
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any warrants, options, calls or commitments relating to, or any stock or equity appreciation right, restricted stock unit, stock-based performance unit, phantom stock, profit participation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other Equity Interests of such Person or any of such Person’s Subsidiaries.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 4.09(a).
“Securities Act” means the Securities Act of 1933.
“Settlement” has the meaning specified in Section 8.04(c).
“SMA” has the meaning specified in Section 3.17(b)(i).
“SMA Contract” has the meaning specified in Section 3.17(b)(iv).
“SMA Disclosure” has the meaning specified in Section 3.17(b)(v).
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, whether machine-readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including programmers notes, user manuals and training documentation, related to any of the foregoing.
“Specified Obligations” means (a) any Indebtedness of the CarVal Entities existing as of the Closing, including, for the avoidance of doubt, the Wells Fargo Debt, but excluding any amounts in respect of the Co-Invest Facility, (b) the Employee PS1s, (c) the Estimated Residual Payment Amount and (d) the Initial Employee Payment Amount.
“Specified Obligations Contributions” has the meaning set forth in Section 2.03(d).
“Specified Transaction” has the meaning specified in Section 5.11(b) of the CarVal Disclosure Schedules.
“Straddle Period” means any Tax period beginning before, and ending after, the Initial AB Contribution Time.
“Straddle Period Tax Return” has the meaning specified in Section 5.06(a)(ii).

“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (a) of which a majority of the outstanding voting securities or other voting Equity Interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or (b) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member. For the avoidance of doubt, no Fund is a Subsidiary of any CarVal Party or CarVal Entity.
“Target Net Working Capital Amount” means the amount set forth in Section 1.01(g) of the CarVal Disclosure Schedules.
“Tax” or “Taxes” means all federal, state, local or foreign taxes or charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, premium, escheat, unemployment, excise, severance, stamp, occupation, property and estimated taxes, all interest, penalties, fines and additions to tax imposed by any Governmental Authority in connection with any of the foregoing and all Liabilities for any of the foregoing amounts under applicable Law (including Treasury Regulations Section 1.1502-6 and similar provisions of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
“Tax Claim” has the meaning specified in Section 5.06(b)(i).
“Tax Return” means any return, report, claim for refund, estimate, information return, declarations, disclosures or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax-Qualified Plan” has the meaning specified in Section 3.14(d).
“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) with the authority to impose, administer or collect Taxes and the agencies, if any, charged with the administration or collection of Taxes (or information reporting with respect to Taxes) for such jurisdiction.
“Third-Party Claim” has the meaning specified in Section 8.04(a).
“Total Performance Amount” means $650,000,000.
“Trade Secrets” has the meaning specified in the definition of Intellectual Property.
“Transaction Consents” has the meaning specified in Section 3.03(b).
“Transactions” has the meaning specified in the Recitals.
“Transfer Restrictions Agreement” has the meaning specified in the Recitals.
“Transfer Taxes” has the meaning specified in Section 5.06(d).
“Upper Hurdle” means the amount set forth in Section 1.01(k) of the CarVal Disclosure Schedules.

“VWAP” means, for any security as of any date, the average dollar volume-weighted price for the twenty (20) VWAP Trading Days prior to such date for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg.  If the VWAP cannot be calculated for such security on such VWAP Trading Day on any of the foregoing bases, the VWAP of such security on such VWAP Trading Day shall be the fair market value as mutually determined by the Parties; provided that if an Ex-Dividend Date with respect to any distribution or any stock dividend, stock split, combination, recapitalization or other similar transaction occurs during such twenty (20)-VWAP-Trading-Day period, the VWAP will be proportionally adjusted to account for the distribution of such dividends or other transactions.
“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the applicable securities are then listed, or, if such securities are not then listed on a U.S. national or regional securities exchange, the principal other market on which such securities are then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in such securities or in any options, contracts or future contracts relating to such securities, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the applicable securities generally occurs on the principal U.S. national or regional securities exchange on which such securities are then listed or, if such securities are not then listed on a U.S. national or regional securities exchange, on the principal other market on which such securities are then traded. If the applicable securities are not so listed or traded, then “VWAP Trading Day” means a Business Day.
“Wells Fargo Debt” means, as of immediately prior to the Closing, the outstanding obligations under that certain Credit Agreement dated as of June 1, 2021 by and among the Company the Lenders referred to therein, and Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender, as amended, restated, supplemented or otherwise modified from time to time (the “Wells Fargo Debt Agreement”), and including any prepayment fees, penalties or other amounts in respect thereof.
“Wells Fargo Debt Agreement” has the meaning specified in the definition of Wells Fargo Debt.
“Willful and Material Breach” means, with respect to any breaches of any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.
Section 1.02Interpretations.
(a)As used in this Agreement, references to the following terms have the meanings indicated:

(i)to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii)to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section;
(iii)to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(iv)to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(v)to “hereof”, “herein”, “hereunder”, “hereby”, “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vi)to the “date of this Agreement”, “the date hereof” and words of similar import refer to the date set forth in the Preamble; and
(vii)to “this Agreement” includes the Exhibits, Schedules and Annexes (including the CarVal Disclosure Schedule and the AB Disclosure Schedule) to this Agreement.
(b)Any documents and agreement referred to herein shall be deemed to have been “delivered”, “provided”, or “made available” (or any phrase of similar import) to the AB Entities by the CarVal Entities for purposes of this Agreement if they have been posted to the Data Room, or otherwise delivered to the AB Entities or their counsel (including by email), at least two Business Days prior to the date of this Agreement.
(c)Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding”.
(e)The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f)References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(h)No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
(i)All capitalized terms used without definition in the Exhibits and Schedules (including the CarVal Disclosure Schedule and the AB Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
(j)All accounting terms used and not defined herein have the respective meanings given to them under GAAP.
Article II

TRANSACTION; CLOSING; CLOSING DELIVERABLES; CARVAL PERFORMANCE
Section 1.01Initial AB Contribution. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, immediately prior to the Closing (the “Initial AB Contribution Time”), Applicable AB Entity agrees to make the Initial AB Contribution, consisting of immediately available and unencumbered funds. In consideration for the Initial AB Contribution the Company agrees to issue the Initial AB Contribution Equity to Applicable AB Entity.
Section 1.02Company Interests Contributions. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein:
(a)At the Closing, CIM LP and CIG each agrees to contribute, convey, transfer and deliver to AB Holding, and AB Holding agrees to accept from CIM LP and CIG, all Equity Interests of the Company held by CIM LP (the “CIM LP Company Interests”) and CIG (the “CIG Company Interests” and, together with the CIM LP Company Interests, the “Contributed Company Interests”), respectively, free and clear of any Liens other than Permitted Securities Liens (the “Company Interests Contributions”). Immediately following the Company Interests Contributions, AB Holding shall contribute, convey, transfer and deliver to AB LP, and AB LP agrees to accept from AB Holding, the Contributed Company Interests.
(b)Subject to Section 2.12, in the event the Closing occurs, AB Holding irrevocably and unconditionally agrees, in partial consideration for all of the Company Interests Contributions, to issue on the later of (i) the Closing Date or (ii) November 1, 2022, free and clear of any Liens other than Permitted Securities Liens, an amount of AB Units with an aggregate value (calculated based on the VWAP as of the trading day immediately prior to such issuance) equal to the Initial Short-Term Amount (the “Initial Short-Term AB Units”) to CIM LP and CIG in accordance with the allocation set forth on Exhibit I, and CIM LP and CIG each agrees to accept such issuance, subject to the limitations set forth in the Transfer Restrictions Agreement.
(c)In further consideration for all of the Company Interests Contributions, AB Holding shall issue at the Closing, free and clear of any Liens, other than Permitted Securities Liens and the restrictions set forth in the Transfer Restrictions Agreement and in Section 2.08(b)

and Section 8.02(d), an amount of AB Units with an aggregate value (calculated based on the Measurement Price) equal to the Closing Date Long-Term Amount (the “Long-Term AB Units” and, together with the Initial Short-Term AB Units, the “Initial Issuance AB Units”) to CIM LP and CIG in accordance with the allocation set forth on Exhibit I, and CIM LP and CIG each agrees to accept such issuance.
Section 1.03Specified Obligations.
(a)With respect to all outstanding Existing Debt Agreement Obligations, the Company shall, and shall cause each other CarVal Entity to (i) deliver all notices and take other actions reasonably required to facilitate the termination of commitments in respect of such Existing Debt Agreement Obligations, repayment in full of all obligations in respect thereof and release of any Liens and guarantees in connection therewith on the Closing Date and (ii) deliver to the AB Entities at least three (3) Business Days prior to the Closing Date (with drafts being delivered at least seven (7) Business Days prior to the Closing Date) (i) executed payoff letters in customary form (each, a “Payoff Letter”) from each of the Existing Debt Agreement Holders (or the agent or trustee on their behalf, to the extent specified in the relevant Existing Debt Agreement), each of which Payoff Letters shall (x) indicate the applicable Existing Debt Agreement Payoff Amount as of the Closing Date and (y) state that all obligations (including guarantees) in respect thereof (other than contingent obligations for which no amounts are due or will be due upon the consummation of the Closing and no demand has been made and other liabilities which by their terms survive the termination of the relevant Existing Debt Agreement) and Liens in connection therewith on the assets of the CarVal Entities or their business shall be, substantially concurrently with the receipt of the Existing Debt Agreement Payoff Amount on the Closing Date by such Existing Debt Agreement Holders (or the agent or trustee on their behalf, to the extent specified in the relevant Existing Debt Agreement), released or arrangements reasonably satisfactory to the AB Entities for such release shall have been made by such time and (ii) all documents, filings, and instruments necessary or customary to evidence the termination and release referred to in the preceding clause (i) (the “Release Documents”). Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, AB LP agrees to make a capital contribution to the Company, consisting of immediately available and unencumbered funds, required to fully fund the Existing Debt Agreement Obligations (the “Existing Debt Obligations Contribution”). At the Closing, immediately following the Existing Debt Obligations Contribution, the Company shall pay, by wire transfer of immediately available funds, each of the Existing Debt Agreement Holders (or the agent or trustee on their behalf, to the extent specified in the relevant Existing Debt Agreement) the existing Debt Payoff Amount under each Existing Debt Agreement to which such Existing Debt Agreement Holder is a party. The Existing Debt Obligations Contribution shall not be used for any purpose other than as set forth in this Section 2.03(a).
(b)Upon the terms and subject to the conditions set forth in this Agreement, on the Employee PS1 Funding Date, AB LP hereby agrees to make a capital contribution to the Company, consisting of immediately available and unencumbered funds in an amount equal to the Employee PS1s (the “Employee PS1 Obligation Contribution”). Immediately following the Employee PS1 Obligation Contribution, the Company shall pay eligible employees the amounts due to such employees under the Employee PS1s as a result of the consummation of the Transactions, in each case subject to the Profit Share Plan. The Employee PS1 Obligation Contribution shall not be used for any purpose other than as set forth in this Section 2.03(b) or to pay any Taxes due in respect of the foregoing payments.
(c)Upon the terms and subject to the conditions set forth in this Agreement, if the Residual Payment is greater than zero, then on the Residual Payment Funding Date, AB LP hereby agrees to make a capital contribution to the Company, consisting of immediately available and unencumbered funds in an amount equal to the Residual Payment (the “Residual Payment Obligation Contribution”) as described in Section 5.16. Immediately following the Residual Payment Obligation Contribution, if required to be made, the Company shall make the Residual Payment to the recipient thereof. The Residual Payment Obligation Contribution shall not be used for any purpose other than as set forth in this Section 2.03(b). For the avoidance of doubt, if the Residual Payment is zero, then AB LP shall have no obligation to make the Residual Payment Obligation Contribution and the Residual Payment Amount Difference shall be the Estimated Residual Payment Amount.
(d)Upon the terms and subject to the conditions set forth in this Agreement, following the Closing Date, AB LP hereby agrees to make capital contributions to the Company consisting of immediately available and unencumbered funds in an aggregate amount equal to the Employee Payment Amount as and when described in Section 5.08 (the “Employee Payment Obligation Contribution” and, together with the Existing Debt Obligations Contribution, the Employee PS1 Obligation Contribution and the Residual Payment Obligation Contribution, the “Specified Obligations Contributions”). Immediately following any Employee Payment Obligation Contribution, the Company shall pay to eligible employees the amounts due to such employees in respect of the Employee Payment Amount. All Employee Payment Obligation Contributions shall not be used for any purpose other than as set forth in this Section 2.03(d).
Section 1.04The Closing. The closing of the Transactions (the “Closing”) shall take place virtually, via the electronic exchange of documents, or at such place as the Parties may mutually agree in writing, no later than the later of five (5) Business Days following the date of satisfaction of the conditions (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits of such conditions) set forth in Article VI, or such other date to which the Parties may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of 11:59 p.m. (Eastern U.S. Time) on the Closing Date (the “Effective Time”).
Section 1.05Deliveries at Closing.
(a)By the CarVal Entities. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the CarVal Entities shall deliver or cause to be delivered:
(i)to the AB Entities, counterparts of each of the Ancillary Agreements to which any CarVal Entity or any of their respective Affiliates is a party, duly executed by the appropriate CarVal Entity or its applicable Affiliates party thereto;
(ii)to AB Holding, the Contributed Company Interests;
(iii)to the AB Entities, a properly completed and executed certificate in accordance with Treasury Regulation Section 1.1445-11T(d)(2) stating that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests,” or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus cash or cash equivalents,
(iv)to the AB Entities, each of CIM LP and CIG shall deliver a properly completed and executed certificate of non-foreign status that confirms that, with respect to the consideration received under this Agreement, there is no withholding requirement under Section 1446(f) of the Code, any Treasury Regulations promulgated thereunder or any guidance issued by the Internal Revenue Service with respect thereto;
(v)to the Person to which they are owed, as set forth on the statement delivered pursuant to Section 2.06, the CarVal Transaction Expenses that will be paid or satisfied at the Closing; and
(vi)to the AB Entities, the certificate referred to in Section 6.02(c).
(b)By the AB Entities. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the AB Entities shall deliver or cause to be delivered:
(i)to the CarVal Entities, counterparts of each of the Ancillary Agreements to which any AB Entity or any of their respective Affiliates is a party, duly executed by the appropriate AB Entity or its applicable Affiliates party thereto;
(ii)to CIM LP and CIG, the Long-Term AB Units;
(iii)to the Company, the Existing Debt Obligations Contribution;
(iv)to AB LP from AB Holding, the Contributed Company Interests;
(v)to the Person to which they are owed, as set forth on the statement delivered pursuant to Section 2.06, the respective Designated CarVal Transaction Expenses; and
(vi)to the CarVal Entities, the certificate referred to in Section 6.03(e).
Section 1.06Closing Value. At least five (5) Business Days prior to the Closing Date, the CarVal Entities shall deliver to the AB Entities a reasonably detailed statement setting forth its good faith calculation of the Closing Value, setting out separately each component of the calculation thereof, together with reasonable supporting documentation (the “Estimated Closing Statement”), and indicating the CarVal Transaction Expenses (together with supporting invoices) that will be paid or satisfied at the Closing (the “Designated CarVal Transaction Expenses”). The CarVal Parties shall reasonably cooperate with the AB Entities in connection with the AB Entities’ review of the matters contained in the Estimated Closing Statement prior to the Closing. The Parties agree to reasonably cooperate in good faith with respect to any dispute or disagreement regarding such calculation of the Closing Value; provided that in no event shall any such dispute or disagreement cause any delay in the Initial AB Contribution or the occurrence of the Closing. If the CarVal Entities agree (based on their good faith evaluation of any proposed modification(s) from the AB Parties) with any objection, they shall change the applicable estimate or input and notify the AB Entities thereof on or prior to the Closing Date, in which event the Estimated Closing Statement shall be deemed amended to reflect such change. The Estimated Closing Statement shall be based solely on the definitions of the items and the provisions of this Agreement. In the event any such dispute or disagreement is not resolved by the Parties prior to the Initial AB Contribution or the occurrence of the Closing, subject to the satisfaction of the conditions (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits of such conditions) set forth in Article VI, that Closing shall take place on the basis of the Estimated Closing Statement, including the foregoing deemed amendment, if applicable.

Section 1.07Post-Closing Statements.
(a)Closing Value; Net Working Capital.
(i)As promptly as possible following the Closing Date, but in any event within sixty (60) days after the Closing Date, the AB Entities shall cause the Company to deliver to CIM LP (with a copy to the Managing Principals) a reasonably detailed statement setting forth their good faith calculation of the Closing Value (using for such purpose, the Accrued Pre-Closing 2022 Bonus Amount, the Estimated Residual Payment Amount and the Employee PS1s, each as set forth in the Estimated Closing Statement), setting out separately each component of the calculation thereof, together with reasonable supporting documentation (the “Closing Statement”).
(ii)Upon delivery of the Closing Statement, CIM LP shall be entitled to evaluate such Closing Statement in accordance with Section 2.07(c) and, if CIM LP has any objections to the Closing Statement, the CIM LP shall deliver to the AB Entities a written statement (a “Closing Objections Statement”) stating as such and specifying in reasonable detail each item that CIM LP disputes (each, a “Closing Statement Disputed Item”). If a Closing Objections Statement is not delivered to the AB Entities within thirty (30) days following the date of delivery of the Closing Statement, the Closing Statement shall (absent fraud) be final, binding and non-appealable by the Parties. Any Closing Statement Disputed Items shall be resolved in accordance with Section 2.07(d).
(b)Post-2022 Closing Statement.
(i)As promptly as possible following January 1, 2023, but in any event by January 31, 2023, the Company shall deliver to the AB Entities a reasonably detailed statement setting forth its good faith calculation of the 2022 Bonus Amount and the Actual Employee PS1 Payments, together with reasonable supporting documentation, including such information reasonably necessary to verify the Employee PS1s and the Residual Payment (the “Post-2022 Closing Statement”). A copy of the Post-2022 Closing Statement shall be provided to CIM LP and the Managing Principals concurrently with delivery to the AB Entities.
(ii)Upon delivery of the Post-2022 Closing Statement, the AB Entities shall be entitled to evaluate such Post-2022 Closing Statement in accordance with Section 2.07(c) and, if the AB Entities have any objections to the Post-2022 Closing Statement, the AB Entities shall deliver to CIM LP (with a copy to the Managing Principals) a written statement (a “Post-2022 Closing Objections Statement” and, together with the Closing Objections Statement, an “Objections Statement”) stating as such and specifying in reasonable detail each item that the AB Entities disputes (each, a “Post-2022 Closing Statement Disputed Item” and, together with any Closing Statement Disputed Item, a “Disputed Item”). If a Post-2022 Closing Objections Statement is not delivered to the AB Entities within thirty (30) days following the date of delivery of the Post-2022 Closing Statement, the Post-2022 Closing Statement shall (absent fraud) be final, binding and non-appealable by the parties. Any Post-2022 Closing Statement Disputed Items shall be resolved in accordance with Section 2.07(d).
(c)Evaluation of Statements. For purposes of this Section 2.07, (i) “Reviewing Party” means, with respect to the Closing Statement, CIM LP and, with respect to the Post-2022 Closing Statement, the AB Entities and (ii) “Reviewed Party” means, with respect to the Closing Statement, the Company and the AB Entities and, with respect to the Post-2022 Closing Statement, the Company (acting through the Managing Principals). After delivery of the Closing

Statement or the Post-2022 Closing Statement, as applicable, the Reviewing Party, and their accountants and other Representatives shall be permitted access at reasonable times to the CarVal Entities’ books and records and any work papers (in the case of auditor work papers, subject to the Reviewing Party, and their applicable Representatives entering into any customary undertakings required by the Reviewed Party’s accountants in connection therewith) related to the preparation of the Closing Statement or the Post-2022 Closing Statement, as applicable. The Reviewing Party and their accountants and other Representatives may make reasonable inquiries of the Reviewed Parties and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement or the Post-2022 Closing Statement, as applicable, arising in the course of their review thereof, and the Reviewed Parties shall use their commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.
(d)Dispute Resolution.
(i)The Managing Principals (on behalf of CIM LP), on the one hand, and senior representative of the AB Entities (including the “Designated Person” as defined in the Framework Agreement), on the other hand, shall negotiate in good faith to resolve any Disputed Items, but if they do not reach a final resolution within fifteen (15) days after the delivery of the applicable Objections Statement, CIM LP and the AB Entities shall submit such dispute to a nationally recognized independent accounting firm reasonably acceptable to CIM LP and the AB Entities (the “Dispute Resolution Firm”).
(ii)Each of CIM LP and the AB Entities shall cause the engagement of the Dispute Resolution Firm to be on the terms set forth in this Section 2.07. Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. Neither CIM LP nor the AB Entities shall engage in any ex-parte communication (whether written or oral) with the Dispute Resolution Firm following submission of each such party’s respective assertions. The Dispute Resolution Firm shall consider only those items and amounts that are identified in the applicable Objections Statement as being Disputed Items and that CIM LP and the AB Entities were unable to resolve. The Dispute Resolution Firm’s determination shall be based solely on the definitions of the items used to compute the Closing Value and the definitions of the items used to compute the 2022 Bonus Amount or Employee PS1 Payments and, in each case, the provisions of this Agreement.
(iii)The Dispute Resolution Firm shall be instructed to resolve all disagreements submitted to it as soon as practicable and in any event within sixty (60) days of such submission and deliver a written report to the parties setting forth its final determination of any such disagreement of Disputed Item. With respect to each Disputed Item, such determination, if not in accordance with the position of either CIM LP, on the one hand, or the AB Entities, on the other hand, shall not be in excess of the higher, nor less than the lower of the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by CIM LP and the AB Entities that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall (absent manifest error) be final and binding on and non-appealable by the Parties. The Dispute Resolution Firm shall act as expert and not as an arbitrator.
(iv)The costs and expenses of the Dispute Resolution Firm shall be allocated by the Dispute Resolution Firm between CIM LP and CIG, on the one hand, and the AB Entities, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if CIM LP and CIG claim the Closing Value is $1,000 greater than the amount determined by the AB Entities, and the AB Entities contest only $500 of the amount claimed by CIM LP and CIG, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding CIM LP and CIG $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the AB Entities and forty percent (40%) (i.e., 200 ÷ 500) to CIM LP and CIG.
(v)The Closing Statement that is final and binding on the Parties, as determined either through the mutual agreement of the Parties or through the final determination of the Dispute Resolution Firm, is referred to herein as the “Final Closing Statement.” The Post-2022 Closing Statement that is final and binding on the Parties, as determined either through the mutual agreement of the Parties or through the final determination of the Dispute Resolution Firm, is referred to herein as the “Final Post-2022 Closing Statement.”
Section 1.08Post-Closing Adjustment.
(a)Closing Value; Net Working Capital.
(i)The “Closing Value Adjustment” shall be equal to the difference between (x) the Closing Value as determined by the Final Closing Statement and the (y) the Closing Value as determined by the Estimated Closing Statement.
(ii)If the Closing Value Adjustment is a positive amount, an amount equal to the Closing Value Adjustment shall be added to the 2022 Bonus Amount and, prior to the date on which such 2022 Bonus Amount would be paid in accordance with the Framework Agreement, AB LP shall make a capital contribution to the Company, consisting of immediately available and unencumbered funds in an amount equal to the absolute value of the Closing Value Adjustment (the “Positive Closing Value Adjustment Amount”) for funding of the Annual Bonus Amount in respect of the 2022 fiscal year. The AB Entities shall cause the Company to use the entirety of any such capital contribution in respect of the Positive Closing Value Adjustment Amount solely as provided in this Agreement and the Framework Agreement.
(iii)If the Closing Value Adjustment is a negative amount, then CIM LP shall surrender to the AB Entities, for no consideration in respect thereof, an amount of Long-Term AB Units with an aggregate value equal to the absolute value of the Closing Value Adjustment (calculated based VWAP as of the trading day immediately prior to such surrender).
(iv)For the avoidance of doubt, if the Closing Value as determined by the Final Closing Statement is equal to the Closing Value as determined by the Estimated Closing Statement, there shall be no Closing Value Adjustment.
(v)From the Closing through the determination of the Final Closing Statement pursuant to Section 2.07 and the surrender of AB Units by CIM LP in respect thereof as described in Section 2.08(a)(ii) if the Closing Value Adjustment is a negative amount, and in addition to the obligation set forth in Section 8.02, CIM LP shall retain (and shall not distribute to its equityholders) an amount of Long-Term AB Units having a value of not less than $2,000,000 in order to satisfy any potential obligations pursuant to Section 2.08(a)(ii).

(b)2022 Bonus Amount.
(i)The “Post-2022 Closing Adjustment” shall be equal to the sum of (a) an amount equal to (x) the Pre-Closing 2022 Bonus Amount as determined by the Post-2022 Closing Statement minus (y) the Accrued Pre-Closing 2022 Bonus Amount as determined by the Estimated Closing Statement and (b) an amount equal to (x) the Employee PS1 amount included as Specified Obligations in the Closing Statement minus (y) the Actual Employee PS1 Payments.
(ii)If the Post-2022 Closing Adjustment is a positive amount, then an amount equal to the absolute value of the Post-2022 Closing Adjustment shall be added to the 2022 Bonus Amount in respect of the 2022 fiscal year and paid in accordance with the Framework Agreement; and
(iii)If the Post-2022 Closing Adjustment is a negative amount, then an amount equal to the absolute value of the Post-2022 Closing Adjustment shall be subtracted from the 2022 Bonus Amount in respect of the 2022 fiscal year and paid in accordance with the Framework Agreement.
Section 1.09CarVal Performance.
(a)Performance Amount. As soon as reasonably practicable after the end of each Performance Measurement Period, and in any event no later than forty-five (45) days following the last day of each Performance Measurement Period, the Company shall cause to be prepared and delivered to the AB Entities its good faith written calculation (the “Performance Statement”) of the portion of the Total Performance Amount calculated in respect of such Performance Measurement Period (each such portion, a “Performance Amount”), which calculation shall be prepared in accordance with the Accounting Principles.
The Performance Amount in respect of any such Performance Measurement Period shall be calculated as follows:
(i)if, at the end of any Performance Measurement Period, Net Management Fees attributable to such Performance Measurement Period are less than then-current Performance Benchmark, then the Performance Amount in respect of such Performance Measurement Period shall be zero;
(ii)if, at the end of any Performance Measurement Period, Net Management Fees attributable to such Performance Measurement Period are equal to or greater than the Upper Hurdle, then the Performance Amount in respect of such Performance Measurement Period shall be equal to the Total Performance Amount minus the aggregate Performance Amount in respect of all prior Performance Measurement Periods; provided that in no event shall such Performance Amount be less than zero;
(iii)if, at the end of any Performance Measurement Period, Net Management Fees attributable to such Performance Measurement Period are equal to or greater than the then-current Performance Benchmark but less than the Upper Hurdle, then the Performance Amount in respect of such Performance Measurement Period shall be an amount equal to (A) an amount between zero and the Total Performance Amount (determined on a linear interpolation basis according to the amount by which such Net Management Fees exceed the Lower Hurdle but are less than the Upper Hurdle) minus (B) the aggregate Performance Amount in respect of all prior Performance Measurement Periods; provided that (X) in no event shall such Performance Amount be less than zero, and (Y) no portion of the Total Performance Amount shall be paid under this clause (iii) with respect to any Performance Measurement Period in which the Net Management Fees attributable to such Performance Measurement Period do not exceed the then-current Performance Benchmark;
(iv)for the avoidance of doubt, the aggregate Performance Amount calculated in respect of all Performance Measurement Periods shall not exceed the Total Performance Amount.
(b)Upon the determination of any Performance Amount by mutual agreement among CIM LP, CIG and the AB Parties or pursuant to Section 2.09(f), AB LP shall make a capital contribution to the Company in an amount of cash equal to the Cash Amount (each such amount a “Performance Employee Payment Amount”) as and when required pursuant to Section 5.08(c). The AB Entities shall cause the Company to use the entirety of any such capital contribution in respect of any Performance Employee Payment Amount (including any amount contributed pursuant to Section 2.09(e)(v)) solely to fund the Employee Payment Pools as provided in this Agreement and the Framework Agreement.
(c)Subject to Section 2.12, in further consideration for all of the Company Interests Contribution, subject to Section 2.09(e), upon the determination of any Performance Amount, AB Holding shall issue an amount of AB Units with an aggregate value (calculated based on the VWAP as of the trading day immediately preceding such issuance) equal to the Remaining Amount (all such AB Units, the “Performance Units”), to CIM LP and CIG in accordance with the allocation set forth on Exhibit I and CIM LP and CIG shall each agree to accept such issuance. For the avoidance of doubt, upon issuance, the Performance Units shall be subject to the same terms as the Initial Short-Term AB Units. Immediately prior to the issuance of any Performance Units by AB Holding to CIM LP and CIG (including in connection with a Performance Acceleration Event), AB LP shall issue additional Equity Interests in AB LP to AB Holding of equivalent value.
(d)Upon delivery of the Performance Statement, the AB Entities shall have fifteen (15) Business Days to review such Performance Statement (such period, the “Performance Statement Review Period”) and shall be entitled to make reasonable inquiries of the Company regarding questions concerning or disagreements with the Performance Statement arising in the course of their review thereof, and the Company shall use its reasonable best efforts to cooperate with and promptly respond to such inquiries and provide such documents, books, records, work papers and access as is reasonably requested by the AB Entities. The Parties shall attempt to resolve any dispute regarding the calculation of any Performance Amount in good faith by a meeting among the Managing Principals and senior representatives of the AB Entities. Any such dispute that has not been so resolved within thirty (30) days of the delivery of any calculation of the applicable Performance Amount shall be resolved in accordance with the terms of Section 2.09(f) or such other manner as agreed by the Parties. The AB Entities shall take the actions contemplated by this Section 2.09 within ten (10) days following the determination of such Performance Amount or the resolution of any dispute related thereto pursuant to Section 2.09(f).
(e)Acceleration.
(i)Subject to Section 2.09(e)(ii), if a Performance Acceleration Event occurs prior to the expiration of the final Performance Measurement Period, CIM LP and CIG shall have the collective option to receive an amount of AB Units with a cumulative value equal to the Remaining Amount (calculated based on the VWAP as of the date immediately preceding such issuance) (such amount, the “Accelerated Performance Equity”) on the terms and conditions set forth in this Section 2.09(e).
(ii)Upon the occurrence of a Performance Acceleration Event, CIM LP and CIG shall jointly notify the AB Entities of the occurrence of a Performance Acceleration Event within sixty (60) days from the date CIM LP and CIG become aware of such occurrence by written notice delivered pursuant to Section 9.07 (a “Performance Acceleration Notice”); provided that the failure to deliver such notice within such period shall be deemed to be an irrevocable waiver of the rights accorded to CIM LP and CIG by this Section 2.09(e) with respect to such Performance Acceleration Event (but not with respect to any other distinct Performance Acceleration Event).
(iii)Upon the receipt of such Performance Acceleration Notice, if such Performance Acceleration Event is curable, the AB Entities may cure such alleged Performance Acceleration Event during the Acceleration Cure Period (whereupon such cure, such Performance Acceleration Notice will be deemed withdrawn). If the AB Entities dispute the occurrence of any such Performance Acceleration Event, the AB Entities shall deliver a written notice of such dispute (an “Acceleration Dispute Notice”) to CIM LP and CIG within twenty (20) days of the delivery of the applicable Performance Acceleration Notice.
(iv)Following delivery of any Acceleration Dispute Notice or upon any dispute as to whether a Performance Acceleration Event has been cured, the Managing Principals (on behalf of CIM LP and CIG), on the one hand, and senior representative of the AB Entities (including the “Designated Person” as defined in the Framework Agreement), on the other hand, shall attempt to resolve such dispute in good faith. Any such dispute that has not been so resolved (A) in the case of a dispute regarding the occurrence of a Performance Acceleration Event, within twenty (20) days of delivery of the relevant Acceleration Dispute Notice or (B) in the case of a dispute whether a Performance Acceleration Event has been cured, within twenty (20) days of the end of the Acceleration Cure Period shall, in either case, be resolved in accordance with Section 2.09(f) or in such other manner as agreed by the Parties.
(v)Within ten (10) days following the earlier of (x) the date of any agreement among the AB Entities and CIM LP and CIG that a Performance Acceleration Event has occurred and (z) the determination pursuant to Section 2.09(f) that a Performance Acceleration Event has occurred or has not been cured during the Acceleration Cure Period, AB Holding shall take the actions contemplated by Section 2.09(e)(i) and AB LP shall, if and as directed by CIM LP in the Performance Acceleration Notice, make a capital contribution to the Company in cash, for funding of the Employee Payment Pools, in an amount equal to the Cash Amount.
(f)With respect to any dispute among the Parties with respect to the Performance Amount, a Performance Statement or Performance Acceleration Event that the Parties have failed to resolve within the specified resolution periods, either Party may submit the dispute to confidential, final and binding arbitration in accordance with the J.A.M.S. Comprehensive Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”), except as modified herein. The arbitral tribunal shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding initiated to resolve such dispute. The award rendered by the arbitral tribunal shall be in writing and shall state the bases on which it is based (the “Award”). The Award shall be non-appealable, binding and conclusive upon the Parties. Any judgment upon the Award may be entered in any court having jurisdiction over any Party or any of its assets. The seat of the arbitration shall be mutually agreed upon by the Parties;

provided that if the Parties cannot so agree, the seat of the arbitration shall be Wilmington, Delaware. The arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the claimant in the demand for arbitration, the second selected by the respondent within thirty (30) days of receipt of the demand for arbitration or in the answer thereto, whichever comes first, and the third, who shall act as the chairperson, selected by the two Party-appointed arbitrators within thirty (30) days of the selection of the second arbitrator. Upon the written request of any Party, any arbitrator(s) not selected within these prescribed time periods shall be appointed in accordance with the JAMS Rules. Unless the Parties agree otherwise, each arbitrator shall be familiar with the commercial law of Delaware and cannot be employed by or otherwise work for any Person then performing services for either Party. The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.). The non-prevailing Party shall bear all costs of the arbitration incurred by any Party, including attorneys’ fees, including the expense of all deposits and advances required by the arbitral tribunal and J.A.M.S. Unless otherwise expressly agreed in writing by the Parties, this Section 2.09(f) shall be the sole and exclusive method for resolving any dispute among the Parties with respect to the Performance Amount, a Performance Statement or Performance Acceleration Event.
Section 1.10Withholding. All payments hereunder shall be made free and clear of, and without deduction for, any and all present and future Taxes or duties imposed by any Governmental Authority. In the event that any payor is required by applicable Law to make any payment subject to deduction and/or withholding (except with respect to payments in the nature of compensation to be made to employees or former employees), then such payor shall take commercially responsible efforts to provide the applicable payee with written notice five (5) days prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement and allow each relevant party an opportunity to reduce or eliminate such deduction and/or withholding. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority by the payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Section 1.11Delivery of AB Units. At such time as any AB Transaction Units are delivered to a CarVal Party pursuant to this Agreement, such AB Transaction Units will be duly authorized and validly issued under the Governing Documents of AB Holding and will be delivered to the applicable CarVal Party free and clear of all Liens (other than Permitted Securities Liens). AB Holding shall use its reasonable best efforts to cause any AB Transaction Units to be delivered to a CarVal Party pursuant to this Agreement to be approved for listing upon the delivery of such AB Units to the applicable CarVal Party on the New York Stock Exchange (or such other national securities exchange on which the AB Units are then listed), subject to official notice of issuance and the taking of any actions required to be taken by a CarVal Party as set forth in the following sentence or the Registration Rights Agreement. Each CarVal Party shall take all actions reasonably requested by the AB Entities reasonably in advance of the date on which any AB Transaction Units are required to be delivered to the applicable CarVal Party pursuant to this Agreement in order to facilitate the delivery of the AB Transaction Units to such CarVal Party, including by providing all required information and instructions necessary to effect such delivery by the transfer agent of AB Holding. At any time that any AB Transaction Units are Freely Tradeable, upon the request of any CarVal Party, AB Holding shall credit the number of such AB Transaction Units requested by such CarVal Party to such CarVal Party’s or its designee’s balance account with The Depository Trust Company through its Deposit/Withdrawal at Custodian system.
Section 1.12Payments in Cash or Marketable Securities.

(a)If the AB Units (including for purposes of this Agreement any common equity securities into which such units may have been exchanged pursuant to a merger, exchange offer or similar transaction involving AB Holding) are not listed for trading on a national securities exchange (or would otherwise not be able to be sold by CIM LP, CIG or any transferee thereof on a public market pursuant to either an effective registration statement or compliance with the requirements of Rule 144) at the time when any AB Units are to be delivered by AB pursuant to Section 2.09, in lieu of issuing listed AB Units, AB LP shall deliver an amount in cash and/or readily marketable listed securities equal to the dollar value then due pursuant to this Agreement.
Section 1.13AB Units Distributions. Any AB Units received by any CarVal Party pursuant to the terms of this Agreement shall participate in any dividends or distributions that are declared or made with respect to any AB Units that are not held by any CarVal Party (such AB Units, the “Non-CarVal AB Units”) on the same terms and conditions that such Non-CarVal AB Units are subject to; provided that the CarVal Parties shall forfeit or return (as applicable) any cash declared or distributed with respect to any AB Units redeemed pursuant to the terms of Section 2.08 or Section 8.02(b).
Article III

REPRESENTATIONS AND WARRANTIES OF THE CARVAL ENTITIES
Except as set forth in the disclosure schedule delivered by the CarVal Entities to the AB Entities concurrently with the execution of this Agreement (the “CarVal Disclosure Schedule”) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the CarVal Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the CarVal Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), each of the CarVal Parties, severally and jointly, hereby represents and warrants to the AB Entities as of the date hereof:
Section 1.01Organization, Standing and Power.
(a)Each of the CarVal Parties (i) is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (iii) where the failure to be so qualified would not reasonably be expected to have or result, individually or in the aggregate, in a Material Adverse Effect with respect to any CarVal Party.
(b)The CarVal Parties have made available to the AB Entities complete and correct copies of the Governing Documents of the CarVal Parties, and each such Governing Document is in full force and effect. None of the CarVal Parties is in default under or in violation of any provision of its Governing Documents.
(c)Section 3.01(c) of the CarVal Disclosure Schedule contains a correct and complete list of each jurisdiction where each CarVal Party is qualified to do business.
Section 1.02Authorization. Each of the CarVal Parties has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be party, respectively, in connection with the consummation of the Transactions, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of the CarVal Parties of this Agreement and each Ancillary Agreement to which it is or will be party, respectively, and the consummation of the Transactions by the CarVal Parties that is or will be party hereto or thereto (for the avoidance of doubt, including the approval of the Governing Documents of CIM LP and CIG to be in effect from and after the Closing), have been duly and validly authorized by all requisite action of each of the CarVal Parties that are or will be party hereto or thereto and by all requisite action by the owners of their respective Equity Interests. This Agreement has been, and each other Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by each of the CarVal Parties that are or will be party hereto or thereto, and, assuming due authorization, execution and delivery hereof and thereof by the AB Entity parties hereto and thereto, constitutes a legal, valid and binding obligation of each of the CarVal Parties that are or will be party hereto and thereto, enforceable against each such CarVal Party (as applicable) in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
Section 1.03Noncontravention.
(a)None of the execution and delivery of this Agreement or any other Ancillary Agreement by the CarVal Parties that are or will be party hereto or thereto, the consummation of the Transactions, or compliance with any of the terms or provisions hereof or thereof will  conflict with or violate any provision of any CarVal Entity’s or CIM LP’s or CIG’s Governing Documents or  assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained and the filings referred to in Section 3.04 are made and assuming the receipt of all Transaction Consents, (A) violate any Law applicable to any CarVal Entity, (B) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Material Contract or accelerate or give rise to a right of termination, cancellation or acceleration of any CarVal Entity’s obligations under any such Material Contract or to the loss of any benefit under a Material Contract, (C) with or without notice, lapse of time or both, violate, breach or constitute a default under or cause the loss of any material benefit under any material Permit by which any CarVal Entity or its assets or properties are bound or (D) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of any CarVal Entity, except, in the case of clauses (B), (C) and (D), for such violations, defaults, accelerations, rights, losses and Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Section 3.03(b) of the CarVal Disclosure Schedule sets forth any notice required to be given to any Person or Consent required to be obtained from any Person, whether pursuant to any Contract or applicable Law or otherwise, in each case, in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation or performance of any of the Transactions (for the avoidance of doubt, including any such notice or Consent with respect to Persons who enter into Contracts with the CarVal Entities between the date hereof and the Closing Date) (the “Transaction Consents”), except where the failure to obtain such Transaction Consent would not reasonably be expected to have a Material Adverse Effect.
Section 1.04Governmental Approvals. Except for filings required under or by, and compliance with other applicable requirements of, (i) the HSR Act, (ii) the Investment Advisers Act, (iii) the Monetary Authority of Singapore, and (iv) the Financial Conduct Authority (UK), no clearances, waivers, consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Ancillary Agreement by CIM LP, CIG, any CarVal

Entity that is or will be party hereto or thereto, and the consummation of the Transactions by CIM LP, CIG or any CarVal Entity that is or will be party hereto or thereto.
Section 1.05Capital Structure; Subsidiaries.
(a)Section 3.05(a) of the CarVal Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each of the CarVal Entities, their respective jurisdictions of organization, and the authorized and outstanding Equity Interests in each of the CarVal Entities, including each Person that owns, beneficially or of record, any Equity Interests in a CarVal Entity. The outstanding Equity Interests in the CarVal Entities have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to any Rights, preemptive rights or rights of first refusal and were not issued in violation of any Rights, preemptive rights or rights of first refusal. There are no Equity Interests of any CarVal Entity reserved for issuance. The Company owns its interests, directly or indirectly, in each of its Subsidiaries free and clear of all Liens other than Permitted Securities Liens. None of the CarVal Entities has any Rights issued or outstanding with respect to any such Equity Interests. None of the CarVal Entities has any commitment to authorize, issue or sell any such Equity Interests or Rights. None of the CarVal Entities is bound by any Contract pursuant to which it will become obligated, to repurchase, redeem, retire or otherwise acquire any outstanding Equity Interests of the CarVal Entities.
(b)Each of the CarVal Entities (i) is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (i) through (iii), where the failure to be so qualified would not reasonably be expected to have or result, individually or in the aggregate, in a Material Adverse Effect.
(c)The CarVal Parties have made available to the AB Entities complete and correct copies of the Governing Documents of the CarVal Entities, and each such Governing Document is in full force and effect. None of the CarVal Entities is in default under or in violation of any provision of its Governing Documents.
(d)(i) None of the outstanding Equity Interest of any CarVal Entity is entitled or subject to any Rights (whether or not currently exercisable), preemptive right, co-sale right, right of repurchase or redemption, right of participation, subscriptions, commitments or agreement; (ii) none of the outstanding Equity Interests of any CarVal Entity is subject to any right of first refusal in favor of any Person; and (iii) there is no Contract, voting trust, shareholder agreement, proxy to which any of the CarVal Entities is a party relating to the voting, transfer or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Equity Interest of any CarVal Entity.
(e)There are no outstanding securities instrument, bond, debenture or note that is or may become convertible into or exchangeable for Equity Interests of any CarVal Entity and there are no bonds, debentures, notes or other indebtedness of the CarVal Entities issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which equityholders of a CarVal Entity may vote.

(f)Except as set forth in Section 3.05(f) of the CarVal Disclosure Schedule, no CarVal Entity has issued any certificates representing any of its Equity Interests.
(g)Section 3.05(g) of the CarVal Disclosure Schedule sets forth a list, as of the date of this Agreement, of each Person that owns, beneficially or of record, any Equity Interest in CIM LP or CIG.
(h)CIM LP and CIG own all of the issued and outstanding Equity Interests of the Company, free and clear of all Liens other Permitted Securities Liens.
(i)Other than the Subsidiaries listed on Section 3.05(a) of the CarVal Disclosure Schedule and the Funds listed on Section 3.17(a)(i) of the CarVal Disclosure Schedule, the Company does not directly or indirectly own, or have any interest in, any Equity Interest in any other Person.
Section 1.06Financial Statements; No Undisclosed Liabilities.
(a)Section 3.06(a) of the CarVal Disclosure Schedule sets forth  the audited consolidated balance sheets of the CarVal Entities as of December 31, 2019 and December 31, 2020, and the related statements of operations, stockholders’ equity and cash flows of the CarVal Entities for the fiscal year ended 2020, and  the unaudited consolidated balance sheet of the CarVal Entities as of December 31, 2021, and the related statements of operations, stockholders’ equity and cash flows as at and for the twelve (12) months ended December 31, 2021 (the items in clauses (i) and (ii), collectively, the “Financial Statements”). Except as disclosed in Section 3.06(a) of the CarVal Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position, the results of operations and cash flow of the CarVal Entities at the dates, and for the periods, presented therein (subject to changes resulting from normal year-end adjustments, which are not, individually or in the aggregate, material, and to the absence of certain footnotes in the case of unaudited statements).
(b)None of the CarVal Entities has any Liabilities which would be required to be reflected on, reserved against or otherwise described on a consolidated balance sheet of the Company prepared in accordance with GAAP, except Liabilities (i) expressly reflected on, adequately reserved against or expressly described on the unaudited consolidated balance sheet of the Company as of December 31, 2021 (the “Balance Sheet Date”) included in the Financial Statements, or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that are not material to the CarVal Entities.
(c)The CarVal Entities maintain a system of internal accounting controls sufficient to (i) provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain proper accountability for items, (ii) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements), (iii) provide reasonable assurances that all transactions are executed in accordance with the general and specific authorization of the management of the CarVal Entities, and (iv) reasonably prevent or timely detect unauthorized acquisition, use or disposition of the CarVal Entities’ assets that could have a material effect on the CarVal Entities’ financial statements. The books and records of the CarVal Entities from which the Financial Statements have been prepared are complete and correct in all material respects and are maintained in all material respects in accordance with GAAP and any other applicable accounting requirements. Neither any CarVal Entity nor, to the Knowledge of the CarVal Entities, any auditor, accountant or representative of any CarVal Entity has received any adverse written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the CarVal Entities or their accounting controls.
(d)None of the CarVal Entities has effected, entered into or created any securitization transaction or off-balance sheet arrangement where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the CarVal Entities in its financial statements.
Section 1.07Net Working Capital; No Distributions.
(a)Since January 1, 2022, the Company has not, and has not been caused to, make, declare or set aside any distribution with respect to its outstanding Equity Interests (whether in cash, assets, stock or other securities or otherwise), other than distributions of amounts solely attributable to the calendar year ended December 31, 2021.
(b)All dividends and distributions (including dividend equivalents) on Equity Interests of the CarVal Entities that have been declared or authorized prior to the date of this Agreement have been paid in full.
Section 1.08Absence of Certain Changes and Events. Except as set forth in Section 3.08 of the CarVal Disclosure Schedule, since the Balance Sheet Date, (a) except for the Transactions, the business of the CarVal Entities has been conducted in all material respects in the ordinary course of business consistent with past practice and none of the CarVal Entities has taken any action that, if taken between the date of this Agreement and the Effective Time, would have been prohibited by Section 5.01 and (b) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations of the CarVal Entities or any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
Section 1.09Legal Actions. There is no and, since January 1, 2019 (the “Relevant Date”), there has not been any material Action or pending or threatened in writing or, to the CarVal Entities’ Knowledge, material Action threatened, with respect to CIM LP, CIG or any CarVal Entity or any present or former Managing Principal, Principal, officer, director or manager of the CarVal Entities (in their capacities as such). Since the Relevant Date, none of CIM LP, CIG or the CarVal Entities or any present or former Managing Principal, Principal, officer, director or manager of the CarVal Entities (in their capacities as such) is or has been at any time, subject to any cease-and-desist or other material Order issued by, or is or has been at any time a party to any written agreement, consent agreement, memorandum of understanding, supervisory letter, commitment letter or similar undertaking between CIM LP, CIG or such CarVal Entity, on the one hand, and any Governmental Authority, on the other hand, or is or has been at any time, subject to any material Order by, or is or has been at any time a recipient of any supervisory letter from, or has adopted any policy, procedure or board resolutions at the request of, any Governmental Authority, that restricts the conduct of its business or gives rise to any capital maintenance obligations, nor has CIM LP, CIG or any CarVal Entity been advised in writing by any Governmental Authority that it is considering issuing or requesting any of the foregoing.
Section 1.10Compliance with Law. Except with respect to matters relating to Taxes, which are covered by Section 3.16:

(a)Each CarVal Entity is, and at all times since the Relevant Date has been, in compliance, in all material respects, with all Laws applicable to its businesses and operations as currently or then conducted.
(b)Since the Relevant Date, each of the CarVal Entities that provide investment advisory or sub-advisory services (each, a “Company Advisor”), which such entities are set forth in Section 3.10(b) of the CarVal Disclosure Schedule, have been (i) duly registered as an investment adviser under the Investment Advisers Act and under all other applicable Laws (if required to be so registered under the Investment Advisers Act or other applicable Laws) and (ii) duly registered and licensed as an investment adviser under all other applicable Laws or is exempt therefrom, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the CarVal Entities, taken as a whole. Each Company Advisor is in compliance with (A) the applicable provisions of the Investment Advisers Act and the Investment Company Act and (B) all applicable Laws of the jurisdictions in which such Company Advisor acts as an investment adviser, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the CarVal Entities, taken as a whole. Each Company Advisor has in effect, and at all times required by applicable Law since the Relevant Date has had in effect, to the extent necessary to comply with applicable Law, the following written policies and procedures reasonably designed to effectuate the purposes thereof: (1) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted under the Investment Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder); (2) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act; and (3) such other written policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, except, in each of (i)-(iii) as would not, individually or in the aggregate, reasonably be material to the CarVal Entities, taken as a whole. Except for the Company Advisors, no CarVal Entity provides investment advisory services in any jurisdiction or is required to be registered to provide investment advisory services under applicable Law.
(c)Since the Relevant Date, neither any CarVal Entity nor any officer, director or employee thereof, nor, to the CarVal Entities’ Knowledge, any other “affiliated person” (as defined in the Investment Company Act) thereof, is or has been at any time ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and neither any CarVal Entity nor, to the CarVal Entities’ Knowledge, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is or has been at any time ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act or Rule 506(d) of Regulation D under the Securities Act; nor, to the CarVal Entities’ Knowledge, is or has there been at any time any proceeding or investigation pending or threatened or any facts or occurrences that would result in any such ineligibility or disqualification.
(d)Since the Relevant Date, other than as would not result in a breach of applicable Law, neither any CarVal Entity nor any officer, director or employee thereof is, or ever has been, or is required or ever has been required to be registered, licensed or qualified as, a broker, dealer, broker-dealer, bank, trust company, commodity trading advisor, commodity pool operator, commodity broker-dealer, municipal advisor, insurance company or insurance broker, introducing broker, futures commission merchant, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, real estate broker, registered representative, principal, registered principal, associated person, swaps associated person or sales person (or in a similar capacity) under the Exchange Act, the CEA or other applicable Law or subject to any liability material to the CarVal Entities, taken as a whole, by reason of any failure to be so registered, licensed or qualified. Since the Relevant Date, none of the CarVal Entities has ever received written notice of, and there is no and there never has been any pending, or threatened in writing, proceeding concerning any failure to obtain any broker, dealer, broker-dealer, bank, trust company, commodity trading advisor, commodity pool operator, commodity broker-dealer, municipal advisor, insurance company or insurance broker, introducing broker, futures commission merchant, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, real estate broker, registered representative, principal, registered principal, associated person, swaps associated person or sales person registration, license or qualification under the Exchange Act, the CEA or other applicable Law.
(e)Other than as would not result in a breach of applicable Law: (A) since the Relevant Date, any CarVal Entity’s receipt of any soft dollar brokerage and research services qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act and, since the Relevant Date, each CarVal Entity has complied with all related disclosure rules in all material respects; (B) since the Relevant Date, no brokerage services have been allocated by any CarVal Entity to reward or incentivize sales of any interests in any Funds; and (C) since the Relevant Date each CarVal Entity has satisfied, in all material respects, its duty of “best execution” (as such term is understood under the Investment Advisers Act) for all Clients for whom it exercises trading discretion.
(f)The CarVal Entities have made available or caused to be made available to the AB Entities a copy of the most recent Form ADV of the Company and any other CarVal Entity required to file a Form ADV, in each case as filed with the SEC. As of the date of its filing or amendment, as applicable, each part of any such Form ADV was accurate and correct, in all material respects, and complied with applicable Laws in all material respects. The regulatory assets under management as reported on each CarVal Entity’s most recently filed Forms ADV are and have been valued fairly in accordance with the respective CarVal Entity’s valuation policy, procedures and past practices, all applicable Law and any applicable provision of any Fund Agreement or Management Contract. Each CarVal Entity has delivered or made available to each Client or any other Person to whom such delivery or offer is required by applicable Law Part 2 and Part 3 of the applicable Form ADV, or any other disclosure document or other information to the extent required to be delivered or made available to any Client, potential client or other Person by the Investment Advisers Act or other applicable Law. Any deficiencies, omissions or other issues cited (whether in writing, during a regulatory inspection, inquiry, examination or otherwise) by any Governmental Authority (including the SEC) with respect to Form ADV have been addressed and rectified in all material respects by the relevant CarVal Entity. Each CarVal Entity, to the extent required by applicable Law, has adopted (and has maintained at all times required by applicable Law), a written code of ethics and written policies and procedures required under the Investment Advisers Act. To the CarVal Entities’ Knowledge, since the Relevant Date, there have been no material violations of such policies or procedures (including such code of ethics).
(g)Since the Relevant Date, no CarVal Entity or Related Person thereof and no Fund is or has been in violation of any requirement applicable to such Person in respect of Law relating to anti-money laundering, anti-terrorism (including the PATRIOT Act or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “OFAC”)), import-export and sanctions laws administered by OFAC or the U.S. Department of State, the United Nations, the European Union, Her Majesty’s Treasury of the United Kingdom, or any other Governmental Authority in applicable jurisdictions, and have established and maintained, since the Relevant Date, a system of internal controls designed to provide compliance by the CarVal Entities with applicable financial recordkeeping and reporting requirements of such money laundering and anti-terrorism Laws. In addition, and without limitation of the foregoing:
(i)Since the Relevant Date, no CarVal Entity or Related Person thereof, and, to the CarVal Entities’ Knowledge, no Client or investor in a Fund, is or has been identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by the OFAC or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, the government of any country that is the target of the several economic sanctions programs administered by OFAC (31 C.F.R. Parts 500 through 598);
(ii)Since the Relevant Date, each CarVal Entity has complied in all material respects with the PATRIOT Act and all other similar anti-money laundering, import-export and sanctions Laws, in each case, to the extent applicable to any CarVal Entity; and
(iii)Since the Relevant Date, the CarVal Entities have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the Knowledge of the CarVal Entities, been under investigation with respect to, any anti-money laundering, anti-terrorism, sanctions or import export controls Laws, and no Action by or before any Governmental Authority involving the CarVal Entities with respect to anti-money laundering, anti-terrorism, sanctions or import export controls Laws is pending.
(h)No CarVal Entity nor, to the CarVal Entities’ Knowledge, any employee, officer or director of any CarVal Entity, has made or caused to be made, directly or indirectly, since the Relevant Date any payments, loans or gifts, or offers of payments, loans or gifts, of any money or anything else of value as an inducement to gain an improper business advantage by the exercise of authority to: (i) any official of any foreign Governmental Authority; (ii) any political party in any foreign jurisdiction or any official thereof; (iii) any candidate for political office in any foreign jurisdiction; or (iv) any other Person, with knowledge that all or a portion of such payment, loan or gift would be directly or indirectly offered, given or promised to an official of any foreign Governmental Authority, a political party in any foreign jurisdiction or any official thereof or any candidate for political office in any foreign jurisdiction or any other Person, under such circumstances where such payment, loan or gift would constitute a bribe, kick-back or illegal payment in violation of applicable Law (whether domestic or foreign), and in particular under the Foreign Corrupt Practices Act of 1977 (US) or the Bribery Act (UK). Since the Relevant Date, no CarVal Entity, any of their Related Persons or any Fund has (x) received either a formal or informal inquiry from a Governmental Authority relating to alleged bribery, corruption or money laundering by such person, or (y) conducted any internal investigation related to a suspicion of bribes, other corrupt conduct or money laundering by an officer, director, employee, distributor, contractor or other agent or has otherwise received any notification or complaint of such conduct. The CarVal Entities have established and maintained, since the Relevant Date, a system of internal controls designed to provide compliance by the CarVal Entities with applicable financial recordkeeping and reporting requirements of such anti-bribery and anti-corruption Laws.
(i)Except for examinations conducted by a Governmental Authority in the ordinary course of business of the CarVal Entities, no Governmental Authority has initiated or has pending any proceeding or, to the Knowledge of the CarVal Entities, investigation into the business or operations of CarVal Entities since the Relevant Date, except where such proceedings or investigations have not been and would not reasonably be expected to be, individually or in the aggregate, material to the CarVal Entities, taken as a whole. Since the Relevant Date, there (i) is no, and there has not been any, unresolved violation or exception identified by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the CarVal Entities and (ii) have been no inquiries by any Governmental Authority with respect to the business, operations, policies or procedures of the CarVal Entities, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, material to the CarVal Entities, taken as a whole. Except to the extent restricted from doing so by applicable Law, the CarVal Parties have made available to the AB Entities complete and correct copies of all (i) material investigation, examination, audit or inspection reports (other than routine inspection reports) provided by any Governmental Authority in respect of the CarVal Entities, (ii) material, written responses to any such reports made by the CarVal Entities and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the CarVal Entities by any Governmental Authority, in each case since the Relevant Date.
(j)The CarVal Entities hold, and at all times since the Relevant Date have held, all Permits necessary for the conduct of their business under and pursuant to applicable Law, except, in each case, where any such failure would not, individually or in the aggregate, reasonably be expected to be material to the CarVal Entities, taken as a whole. All material Permits of the CarVal Entities are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Actions related thereto, and, to the Knowledge of the CarVal Entities, no such suspension, cancellation, modification or revocation or Action is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Actions that would not, individually or in the aggregate, reasonably be expected to be material to the CarVal Entities, taken as a whole.
(k)Neither (i) any CarVal Entity nor (ii) any affiliate thereof (as defined in Section VI(d) of Department of Labor Class Exemption 84-14 (“PTE 84-14”)) has been convicted of or released from imprisonment with respect to any felony or other crime that would prevent an AB Entity from qualifying as a qualified professional asset manager as defined in PTE 84-14 after the Closing. There have been no non-exempt “prohibited transactions” as described in Section 4975 of the Code and Title I, Part 4 of Subtitle B of ERISA or breaches of fiduciary duty under ERISA in the operation of the business of the CarVal Entities.
Section 1.11Insurance Policies. Section 3.11 of the CarVal Disclosure Schedule sets forth a list of all in-force property and liability insurance policies and fidelity or financial institution bonds that are maintained by or for the benefit of any CarVal Entity. All current property and liability insurance policies covering any CarVal Entity are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis) in such amounts and against such risks as are in accordance with normal industry practice for companies of similar size engaged in businesses similar to that of the CarVal Entities, and since the Relevant Date, no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any of the CarVal Entities except in the ordinary course at the end of the applicable policy term. Since the Relevant Date, there are no material claims by any CarVal Entity pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny. No CarVal Entity is in breach or default of any of its insurance policies, and the CarVal Entities have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material and adverse modification of any of such policies.
Section 1.12Material Contracts.
(a)Section 3.12(a) of the CarVal Disclosure Schedule sets forth a list of all of the following Contracts (other than the CarVal Plans) to which any CarVal Entity is a party as of the date hereof (such type of Contracts, whether or not listed on Section 3.12(a) of the CarVal Disclosure Schedule, the “Material Contracts”):
(i)The top fifteen (15) agreements, as measured by the total expenditures incurred by the CarVal Entities under each such Contract during the twelve (12) month period ended as of the Balance Sheet Date, by and between any CarVal Entity, on the one hand, and a supplier, vendor, agent, distributor or other service provider, on the other hand;
(ii)Contracts that involved the expenditure of more than $500,000 in the aggregate during either calendar year 2021 or the calendar year 2020 or is reasonably likely to involve expenditures in excess of $500,000 annually;
(iii)any (A) Management Contract relating to an individually managed account that provided in calendar year 2021 or the calendar year 2020 or is reasonably likely to provide annual payments, in each case in excess of $1,000,000 annually or (B) other Management Contract that provided in calendar year 2021 or the calendar year 2020 or is reasonably likely to provide annual payments, in each case excess of $1,000,000 annually;
(iv)any Contract (or series of Contracts with a party or related parties), other than Management Contracts, that provided payments to CarVal Entities in calendar year 2021 or the calendar year 2020, or pursuant to which the CarVal Entities are reasonably likely to receive payments, in each case in excess of $500,000 annually;
(v)joint venture, investment, partnership, stockholder, limited liability or other similar Contracts (for the avoidance of doubt, not including the Governing Documents of the CarVal Entities or any Funds or any Fund Agreement);
(vi)Contracts providing for the direct or indirect acquisition or disposition by any CarVal Entity of any business, division or product line (whether by merger, sale of stock, sale of assets or otherwise), capital stock or material amount of assets of any other Person that were either entered into since the Relevant Date or have ongoing material obligations;
(vii)Contracts providing for the incurrence of any Indebtedness having an outstanding principal amount of more than $100,000 or the making of any loans;
(viii)Contracts that prohibit the payment of dividends or distribution in respect of the Equity Interests of any CarVal Entity, the pledging of Equity Interests of any CarVal Entity or the incurrence of Indebtedness of more than $100,000 by any CarVal Entity;
(ix)Contracts under which any CarVal Entity has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness of more than $100,000 for borrowed money (except for Indebtedness for borrowed money or other obligations or liabilities among the CarVal Entities);
(x)Contracts containing covenants requiring capital expenditures in excess of $50,000 on an annual basis or in excess of $100,000 in the aggregate (other than any commitments to any Fund);
(xi)Contracts creating any Lien (other than Permitted Liens) upon any material assets of the CarVal Entities, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;
(xii)Contracts pursuant to which (A) any material Intellectual Property is licensed or otherwise granted by a third party to, or licensed or otherwise granted to a third party by, any CarVal Entity, other than agreements for generally commercially available “off-the-shelf” Software, (B) any CarVal Entity has assigned or agreed to assign any material Intellectual Property to any third party or (C) any CarVal Entity is subject to any obligation or covenant with respect to the use, licensing, enforcement, prosecution or other exploitation of any material Intellectual Property, including standstills, settlements and Mark co-existence or consent Contracts, excluding, in each case, Contracts included in subparts (A) and (B) of this clause (xii);
(xiii)(A) Contracts containing provisions or covenants that (1) expressly limit or purport to limit the ability of any CarVal Entity to engage in any line of business or with any Person or engage in any business activity in any geographic area, (2) impose any exclusive dealing or “most favored nation” obligations (except, for purposes of this clause (2), with respect to any side letter entered into by any CarVal Entity) or (3) restrict, directly or indirectly, any CarVal Entity’s ability to solicit or hire any Person or solicit business from any Person or (B) Contracts that could require the disposition of any material assets or line of business of any CarVal Entity (or, after the Closing, the AB Entities or their Subsidiaries) (each such Contract as specified in subparts (A) and (B) of this clause (xiii), a “Restricted Contract”);
(xiv)Contracts solely between or among one or more CarVal Entities;
(xv)Related-Party Agreements;
(xvi)operating leases or subleases (or group of related operating leases or subleases with respect to a single transaction or series of related transactions) under which any CarVal Entity leases or occupies Leased Real Property involving annual payments of more than $20,000;
(xvii)Contracts with a Governmental Authority;
(xviii)Contracts that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which any CarVal Entity could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person (other than the Governing Documents of the CarVal Entities or any Funds); and
(xix)Contracts or Orders related to any settlement or other disposition of any Actions.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on each CarVal Entity that is a party thereto and is in full force and effect and enforceable in accordance with its terms. The CarVal Entities and, to the CarVal Entities’ Knowledge, each of the other parties to the Material Contracts, are not in breach of, default or violation under, any of such Material Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation. None of the CarVal Entities has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such CarVal Entity under any such Material Contract. To the Knowledge of the CarVal Entities, as of the date hereof, no Person is seeking to terminate, adversely modify or is challenging the validity or enforceability of any Material Contract, except such terminations, modifications or challenges which would not have, individually or in the aggregate, a Material Adverse Effect. A true and complete copy of each Material Contract has previously been made available to the AB Entities.
Section 1.13Intellectual Property
(a)Section 3.13(a) of the CarVal Disclosure Schedule sets forth a list, as of the date hereof, of all United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and registered Internet domain names owned or purported to be owned by any CarVal Entity (the foregoing being, collectively, the “Partnership Registered Intellectual Property”). Each item of Partnership Registered Intellectual Property is subsisting, and to the CarVal Entities’ Knowledge, is valid and enforceable.
(b)Other than as set forth in Section 3.13(b) of the CarVal Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Relevant Date, there have been no written claims or any litigation, opposition, cancellation, proceeding or objection, with respect to any Intellectual Property owned or purported to be owned by any CarVal Entity, or, to the CarVal Entities’ Knowledge, threatened in writing by any Person, except as may be reasonably be expected during the prosecution of applications for Intellectual Property with a Governmental Authority.
(c)To the CarVal Entities’ Knowledge, a CarVal Entity is the sole owner and possesses all right, title and interest in and to, or otherwise has the valid right to use, each item of Intellectual Property used or held for use by the CarVal Entities free and clear of all Liens (except for Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the CarVal Entities’ Knowledge, since the Relevant Date, none of the CarVal Entities, nor the conduct of the business of the CarVal Entities (including the products and services of the CarVal Entities) has infringed, violated, diluted or misappropriated any Intellectual Property of any third Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and since the Relevant Date there has not been any, pending or, to the CarVal Entities’ Knowledge, threatened in writing Action alleging any infringement, misappropriation, dilution, or other violation by any CarVal Entity of any Intellectual Property of any third Person.
(e)Since the Relevant Date, to the CarVal Entities’ Knowledge, no third Person has infringed, violated, diluted or misappropriated any Intellectual Property owned by any CarVal Entity, except for such infringements, violations and misappropriations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the CarVal Entities have taken commercially reasonable measures to maintain, protect and enforce their respective rights in the material Intellectual Property owned by any CarVal Entity, including the confidentiality of all material Trade Secrets that are included therein, and (ii) all Company Employees and contractors, consultants and other personnel of any CarVal Entity with access to any of such CarVal Entity’s Trade Secrets or who have otherwise been involved in development of Intellectual Property for any of the CarVal Entities have executed reasonable confidentiality agreements and/or Intellectual Property assignment agreements, as applicable. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) all Intellectual Property that is owned (or purported to be owned) by the CarVal Entities was (A) developed by employees of the CarVal Entities within the scope of their employment or (B) developed by independent contractors or other third-parties, who have irrevocably assigned the entire right, title, and interest in and to such Intellectual Property to the CarVal Entities pursuant to written agreements and (y) no Managing Principal, Principal or founder, director, officer, member, manager or current or former employee of or consultant to the CarVal Entities, directly or indirectly, in whole or in part, owns any interest in any of the Intellectual Property owned by (or purported to be owned by), or used without a license by, the CarVal Entities, and (z) none of the foregoing has asserted in writing any such claim of ownership or right or, to the Knowledge of the CarVal Entities has any valid claim of ownership, in whole or in part, to any Intellectual Property used without a license in the business or derivative works thereof.
(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Software (or products containing Software) sold, licensed, conveyed or distributed by any of the CarVal Entities contains, is derived from, or links to any Software that is governed by an Open Source License, and (ii) the CarVal Entities are in material compliance with all Open Source Licenses to which any Software used by the CarVal Entities is subject.
(h)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company IT Systems are reasonably sufficient for the operation of the respective businesses of the CarVal Entities as presently conducted, (ii) the CarVal Entities have implemented commercially reasonable backup, security and disaster recovery technologies and procedures, and (iii) to the CarVal Entities’ Knowledge, the Company IT Systems are free from any material defects, viruses, worms and other malware. Since the Relevant Date, (A) the Company IT Systems have not failed in any material respect that has not been remedied in all material respects, (B) to the CarVal Entities’ Knowledge, no Person has gained unauthorized access to any Company IT System, and (C) to the CarVal Entities’ Knowledge, there has been no unauthorized access to any Company IT Systems.
(i)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the CarVal Entities are, and have been since the Relevant Date, operating in compliance with all applicable Information Privacy and Security Laws, (ii) the CarVal Entities have passed all regulatory audits relating to data protection to which they have been subject, and (iii) since the Relevant Date, none of the CarVal Entities has received any written notice from any Governmental Authority of any violation of any Information Privacy and Security Laws by the CarVal Entities. Since the Relevant Date, to the CarVal Entities’ Knowledge, none of the CarVal Entities has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information, (x) none of the CarVal Entities has notified, either voluntarily or as required by Law, any affected individual or any Governmental Authority of any breach of Personal Information, and (y) no Person has been awarded compensation from any of the CarVal Entities as a result of violation of any Information Privacy and Security Laws, no claim for such compensation is outstanding and, to the CarVal Entities’

Knowledge, no circumstances exist which might lead to any non-frivolous claim for such compensation being made.
Section 1.14Employee Benefits Matters.
(a)Section 3.14(a) of the CarVal Disclosure Schedule sets forth a list of each material CarVal Plan. For purposes of this Agreement, “CarVal Plan” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other compensation or employee benefit plan, policy, program, arrangement or agreement, whether or not covered by ERISA, for the benefit of any Company Employee, including any incentive compensation, equity or equity-based compensation, profit-sharing, retirement, post-retirement, severance or termination pay, employment, individual consulting, paid time off, fringe benefit, welfare, bonus, gross-up, retention, change-in-control or deferred compensation plan, policy, program, arrangement or agreement, sponsored by, maintained by, or contributed to by any CarVal Entity or to which any CarVal Entity is obligated to contribute or pursuant to which any CarVal Entity has any obligation or liability, whether actual or contingent, other than, in each case, any such plan, policy, program, arrangement or agreement that is sponsored by a Governmental Authority.
(b)With respect to each material CarVal Plan, the CarVal Entities have made available to the AB Entities copies of (in each case, only if applicable) (i) each plan document, including any amendments thereto (or in the case of unwritten plan, a summary of such plan), (ii) the two most recent annual reports on Form 5500 required to be filed with the IRS, (iii) the two most recent summary plan descriptions, including any summary of material modifications thereto, (iv) each trust agreement or other funding arrangement relating to any CarVal Plan, (v) the most recent determination letter from the IRS (vi) the most recent audited financial statement and actuarial valuation and (vi) all material filings and correspondence with any Governmental Authority.
(c)(i) Each CarVal Plan has been established and administered in all material respects in compliance with its terms and applicable Laws, (ii) none of the CarVal Entities or, to the CarVal Entities’ Knowledge, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), with respect to any CarVal Plan that could reasonably be expected to result in the imposition of any liability to any CarVal Entity or any person that a CarVal Entity has an obligation to indemnify, (iii) there are no pending or, to the CarVal Entities’ Knowledge, threatened claims (other than routine claims for benefits), audits, actions or proceedings with respect to any CarVal Plan and (iv) all contributions or other amounts payable by the CarVal Entities with respect to each CarVal Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.
(d)Each CarVal Plan that is intended to be tax-qualified under Section 401(a) of the Code (each, a “Tax-Qualified Plan”) has received a favorable opinion letter from the IRS or is entitled to rely on a favorable determination letter from the IRS, or has filed a timely application therefor and, to the CarVal Entities’ Knowledge, no event has occurred since the date of the most recent determination letter that would reasonably be likely to cause the loss of such qualification status of such Tax-Qualified Plan.
(e)None of the CarVal Entities nor any trade or business, whether or not incorporated, that, together with any CarVal Entity would be treated as a single employer under Section 414 of the Code, (i) has any liability (including any contingent liability) with respect to, or has contributed (or has any obligation of any sort) in the last six (6) years to, a plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 430 of the Code (or

similar provision under non-U.S. law) or (ii) has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 4063 of ERISA).
(f)No CarVal Plan provides health, medical, dental or life insurance benefits to former employees, except as required under Section 4980B of the Code or any other similar applicable Law or for coverage through the end of the calendar month in which a termination of employment occurs.
(g)Except as set forth in Section 3.14(g) of the CarVal Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other event(s)), will (i) entitle any Company Employee to any payment (including severance pay), (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), or materially increase the amount, of compensation due to any Company Employee, (iii) cause any CarVal Entity to transfer or set aside any assets to fund any benefits under any CarVal Plan, or (iv) result in any limitation on the right to amend, merge, terminate or receive a reversion of assets from any CarVal Plan or related trust.
(h)Without limiting the generality of Section 3.14(g), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the CarVal Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. None of the CarVal Entities is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 4999 or 409A of the Code (or any corresponding provisions of state or local Law relating to Tax).
(i)No Benefit Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Benefit Plan”) is a defined benefit plan or similar retirement plan. Each Foreign Benefit Plan required to be registered, or intended to qualify for special tax treatment, satisfies all registration requirements or other requirements for such treatment.
Section 1.15Labor.
(a)None of the CarVal Entities is a party to, or bound by, or negotiating any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization, and there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of any CarVal Entity. There are no (a) organized strikes, work stoppages, work slowdowns, lockouts or other material labor disputes pending or, to the CarVal Entities’ Knowledge, threatened against any CarVal Entity or (b) material unfair labor practice charges or complaints pending or, to the CarVal Entities’ Knowledge, threatened by or on behalf of any Company Employees or group of Company Employees.
(b)Each of the CarVal Entities is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, plant closing, mass layoffs, worker classification, exempt and non-exempt status, wages and hours and occupational safety and health. Since the Relevant Date, no material allegations of discrimination, harassment or retaliation have been made (or settlement agreements entered into with respect thereto), or, to the CarVal Entities’ Knowledge, threatened again, any CarVal Entity with respect to acts or omissions of any Company Employee.
(c)The CarVal Entities have made available to the AB Entities a list of all Company Employees as of the date hereof, which list sets forth their respective titles, location, status (e.g., partner, employee, full time, part-time), exempt versus non-exempt under the Fair Labor Standards Act, whether the Company Employee is on a leave of absence (including type of leave and expected date of return), salary, wage rate, bonus or profit sharing arrangement and cumulative length of service.
(d)Each individual who renders services to a CarVal Entity who is classified by a CarVal Entity as having the status of an independent contractor, consultant, employee or non-employee for any purpose (including for purposes of taxation and Tax reporting and under any CarVal Plan) is properly so characterized.
(e)Each of the Managing Principals: (a) to the CarVal Entities’ Knowledge, is in generally good health and has not suffered and is not currently suffering any mental incapacity or disability, illness, total or partial, that would constitute or would reasonably be expected to result in the disability (as defined in the CarVal Entities’ applicable long-term disability plan) of such person and (b) has not been absent from work for three (3) or more consecutive months at any time since the date hereof.
Section 1.16Tax Matters.
(a)(i) Each of the CarVal Entities has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required by Law to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects, and (ii) all income and other material Taxes payable by or on behalf of the CarVal Entities have been timely paid. As of the date hereof, none of the CarVal Entities is the beneficiary of any extension of time within which to file any Tax Return.
(b)No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any CarVal Entity.
(c)No federal, state, local, foreign or other audits, investigations or other administrative proceedings or court proceedings are presently pending, or have been threatened or proposed in writing, with regard to Taxes of any CarVal Entity.
(d)The CarVal Entities have not received nor requested any Tax rulings, nor have they entered into a closing agreement with respect to any income and/or assets of the CarVal Entities.
(e)None of the CarVal Entities has any liability for Taxes of any Person (other than the CarVal Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, by Contract or otherwise.
(f)None of the CarVal Entities is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity Contract (other than any commercial Contracts entered into in the ordinary course of business consistent with past practice that do not relate primarily to Taxes).

(g)All material Taxes required by Law to be withheld, collected or deposited by or with respect to each CarVal Entity have been timely withheld, collected or deposited as the case may be, and to the extent required by Law, have been timely paid to the relevant Governmental Authority.
(h)None of the CarVal Entities has participated in a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or foreign Law), excluding any notional principal contracts or other transactions which a CarVal Entity reasonably believed, to the CarVal Entities’ Knowledge, was not such a “listed transaction”, notwithstanding any filing of a “protective” IRS Form 8886 with respect thereto upon the advice of its accountants or other tax advisors.
(i)There are no Tax Liens upon any of the assets or properties of any CarVal Entity, other than Permitted Liens.
(j)No written claim has been made by a Governmental Authority in a jurisdiction where any CarVal Entity does not file a Tax Return that such CarVal Entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully resolved.
(k)None of the CarVal Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into prior to the Closing, any accounting method change or closing agreement executed prior to the Closing, any prepaid amount received prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) existing prior to the Closing, any election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law), or the application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).
(l)No CarVal Entity is, or has ever been at any time since its formation, treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.
(m)There are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to any CarVal Entity which are still in effect.
(n)Except as set forth in Section 3.16(n) of the CarVal Disclosure Schedule, (i) each CarVal Entity is either a partnership or a disregarded entity for U.S. federal and applicable state income tax purposes, and (ii) at all times since formation, each CarVal Entity has been treated either as a partnership or a disregarded entity for U.S. federal and applicable state income tax purposes.
(o)No CarVal Entity has (i) delayed the payment of any payroll or other employment-related Taxes pursuant to Section 2302 of the CARES Act or otherwise, in respect of any service provider or (ii) applied for or received any loans, payments, funds or other benefits pursuant to the Paycheck Protection Program or the CARES Act.

Section 1.17Clients; Investment Advisory Activities.
(a)Funds.
(i)Section 3.17(a) of the CarVal Disclosure Schedule sets forth a complete and correct list of the following, in each case, as of the date hereof, unless otherwise specified: (1) each Fund; (2) such Fund’s jurisdiction of formation; (3) such Fund’s Governing Body; (4) any Contracts between such Fund or any investment vehicle in which such Fund invests, on the one hand, and the CarVal Entities or any Affiliate thereof, on the other; and (5) the AUM and committed capital for such Fund as of December 31, 2021.
(ii)Each Fund (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (B) has the requisite corporate, trust, company or partnership power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and (C) is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which it currently conducts its business, except where any failure to be in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Fund or a Material Adverse Effect. Since the Relevant Date, the shares, units or interests, as applicable, of each Fund have been issued and sold in compliance with applicable Law.
(iii)No Fund is required to be registered or is registered under the Investment Company Act.
(iv)Neither the execution and delivery by the CarVal Parties of this Agreement or the Ancillary Agreements to which it is a party nor, subject to the receipt of the Transaction Consents, the consummation or performance of any of the Transactions will: (1) breach any (x) provision of any Governing Document of any Fund or Fund Agreement or (y) resolution adopted by such Fund’s Governing Body; (2) violate any Law or any Order to which any Fund is subject; (3) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Fund; or (4) contravene or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Fund.
(v)Except for the Transaction Consents, no Fund is required to obtain from any other Person (including but not limited to the investors in any such Fund) any Consent, or provide notice to any such other Person, in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements and the consummation of the Transactions.
(vi)True and complete copies of each Fund Agreement have been made available to the AB Entities. As of the date of this Agreement, none of the CarVal Entities is, and to the CarVal Entities’ Knowledge, the other parties to the Fund Agreements are not, in material breach or default under any Fund Agreement.
(vii)None of the assets of any Fund constitutes “plan assets” within the meaning of Department of Labor regulation section 2510.3-101, as modified by Section 3(42) of ERISA.

(viii)Each Fund, at all times since the Relevant Date, has been in compliance in all material respects (i) with applicable Law (including, to the extent applicable to such Fund, the Investment Company Act) and (ii) with its Governing Documents and Fund Agreements and the objectives, policies and restrictions of such Fund, including those set forth in any offering or private placement memoranda or other similar disclosure documents (“Fund Disclosure”). Without limitation of the generality of the foregoing, and except as would not be material to any CarVal Entities:
(1)each Fund Disclosure, since the Relevant Date (x) has been prepared in all material respects in accordance with all applicable Law, and (y) did not during the period of its authorized use contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were or are made, not misleading;
(2)the Fund Agreements are in full force and effect as of the date hereof and represent the legal, valid and binding obligation of the CarVal Entities and, to the Knowledge of the CarVal Entities, represent the legal, valid and binding obligation of the counterparties thereto; and
(3)no outstanding Equity Interest in any Fund was issued in violation of the Securities Act or any other Law.
(ix)From December 31, 2021 through the date of this Agreement, except as set forth on Section 3.17(a)(ix) of the CarVal Disclosure Schedules, no CarVal Entity has received notice from any single investor in any Fund representing greater than 2.5% of the net asset value of such Fund as of December 31, 2021, of such investor’s intention to withdraw or redeem all of its interests from such Fund pursuant to the terms of the relevant Fund Agreement.
(x)There are no Liabilities of any Fund of any kind other than (A) Liabilities disclosed and provided for in the balance sheet of such Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Fund to its shareholders or other interest holders or (2) if applicable, filed with a non-US Governmental Authority or self-regulatory organization, in each case prior to the date hereof and provided or made available to an AB Entity, or (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (A) above.
(xi)True, correct and complete copies of the consolidated audited financial statements, prepared in accordance with GAAP, of each Fund for the latest fiscal year in respect of which an audit has been completed (each, a “Fund Financial Statement”) have been made available to the AB Entities. Each of the Fund Financial Statements fairly presents, in all material respects, the financial position of each Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated.
(xii)As of the date hereof, there are no Actions pending or Orders applicable to or, to the CarVal Entities’ Knowledge, threatened against any Fund or any of the CarVal Entities’ officers or directors involving or relating to the Funds, the assets, properties or rights of any of the Funds.

(b)SMAs.
(i)Section 3.17(b) of the CarVal Disclosure Schedule sets forth a complete and correct list of the following, in each case as of December 31, 2021: (1) each Client that is not a Fund (each, an “SMA”); and (2) the AUM for such SMA.
(ii)No SMA is required to be registered under the Investment Company Act.
(iii)Neither the execution and delivery by the CarVal Parties of this Agreement or any Ancillary Agreement to which it is a party nor, subject to the receipt of the Transaction Consents, the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), breach any provision of any SMA Contract.
(iv)True and complete copies of each Management Contract for any SMA (each, an “SMA Contract”) have been made available to the AB Entities. Each of the CarVal Entities is not, and to the CarVal Entities’ Knowledge, the other parties to any SMA Contract are not, in breach or default under any SMA Contract.
(v)Any subscription documents, prospectuses, financial statements and similar documents provided to a Client in respect of any SMA (“SMA Disclosure”) since the Relevant Date (A) have been prepared in all material respects in accordance with all applicable Law and (B) did not, during the period or authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Any material forms, reports, advertisements, market materials, performance history or track record and other documents (other than SMA Disclosure) provided to a Client in respect of such SMA since the Relevant Date have complied in all material respects with the Investment Advisers Act and any applicable and publicly available guidance of the SEC or its staff.
(vi)The SMA Contracts are in full force and effect as of the date hereof and represent the legal, valid and binding obligation of the CarVal Entities and, to the Knowledge of the CarVal Entities, represents the legal, valid and binding obligation of the counterparties thereto.
(vii)No SMA is with an entity the assets of which constitute “plan assets” within the meaning of Department of Labor regulation section 2510.3-101, as modified by Section 3(42) of ERISA.
(c)To the CarVal Entities’ Knowledge, each Management Contract (i) has been duly authorized, executed and delivered by the applicable Client in compliance with any applicable Law in all material respects, (ii) is a legal, valid and binding agreement of such Client and each other party thereto, (iii) is in full force and effect with respect to the applicable Client, and (iv) is enforceable against the Client and each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each CarVal Entity has at all times since the Relevant Date rendered investment advisory services to investment advisory Clients in compliance in all material respects with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of its Fund Agreement or Management Contract with such investment advisory Clients, written instructions from such investment advisory Clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Laws. There are no material disputes pending or, to any CarVal Entity’s

Knowledge, threatened in writing with any current or former investment advisory Clients under the terms of any Fund Agreement, Management Contract or similar arrangement.
(d)The CarVal Entities do not render investment advisory, subadvisory, management or similar services to any other Person other than the Funds set forth on Section 3.17(a)(i) of the CarVal Disclosure Schedule and the SMAs Section 3.17(b) of the CarVal Disclosure Schedule.
(e)No CarVal Entity has, since the Relevant Date, engaged in any purchase, sale, lending or borrowing transactions with a Client as a principal, agent, lender or borrower, as applicable, including any transaction subject to Rule 206(3) under the Investment Advisers Act.
Section 1.18Real Property. None of the CarVal Entities owns any real property. Section 3.18 of the CarVal Disclosure Schedule sets forth all property leased or subleased by any CarVal Entity (the “Leased Real Property”). The CarVal Entities have valid, legally binding, enforceable leases or subleases, as applicable, for each Leased Real Property that are in full force and effect, and none of the CarVal Entities is, and to the CarVal Entities’ Knowledge, no other party to any such lease or sublease is, in breach of or default under any such lease or sublease, and all Leased Real Property is free and clear of all Liens (except in all cases for Permitted Liens). The CarVal Parties have made available to the AB Parties true, correct and complete copies of each lease agreement for the Leased Real Properties. The CarVal Entities are not a sublessor or grantor under any sublease or other instrument granting to any other Person (other than a CarVal Entity) any right to the possession, lease, occupancy, or enjoyment of any Leased Real Property.
Section 1.19Title to Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the CarVal Entities have good and valid title to, or hold pursuant to valid and enforceable leases, all of its properties, rights and assets, whether real or personal and whether intangible or tangible, in each case that is material to the business or the operations of the CarVal Entities. All of such assets are owned by the CarVal Entities, or held pursuant to valid and enforceable licenses, free and clear of any Liens (other than Permitted Liens). All material items of equipment, improvements, systems, machinery, fixtures and other tangible assets owned by or leased to the CarVal Entities are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained (ordinary wear and tear and ordinary maintenance excepted).
Section 1.20Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (I) each CarVal Entity has complied at all times in all respects with applicable Environmental Laws and has not (a) leased, owned or operated any property which could be expected to require investigation or remediation, and (b) received any claim, notice, demand, request for information, citation, summons or Order, complaint regarding potential liability in connection with any Environmental Law, (II) no penalty has been assessed, and no Action (including a review) is pending or, to the knowledge of the CarVal Parties, threatened by any Governmental Authority or other Person against the CarVal Entities that relates to, or arises under, any Environmental Law or environmental Permit, and (III) there are no other circumstances or conditions involving any CarVal Entity that could be expected to result in any claim, Liability, cost or restriction on the ownership, use, or transfer of any property in connection with any Environmental Law.
Section 1.21Related-Party Transactions. Except as set forth in Section 3.21 of the CarVal Disclosure Schedule, since the Relevant Date, no officer or director of any CarVal Party or any equityholder of any CarVal Party (each, an “Interested Party”) or any Related Person of any such Interested Party is or has been a party to any Contract with or binding upon any CarVal

Entity (other than pursuant to the Governing Documents of the CarVal Parties or employment agreements made available to the AB Entities), has or has had an interest in any property or assets owned by a CarVal Entity or has otherwise engaged in any material transaction with any CarVal Entity (any such Contract, interest or transaction, a “Related-Party Agreement”).
Section 1.22Brokers and Other Advisors. Other than Rothschild & Co US Inc., no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of any CarVal Entity.
Section 1.23No Other Representations and Warranties.
(a)Except for the representations and warranties expressly contained in this Agreement or the Ancillary Agreements executed by each applicable CarVal Entity, neither the CarVal Entities nor any other Person acting on behalf of any CarVal Entity makes any representation or warranty, express or implied, at law or in equity.
(b)Without limiting the generality of the foregoing, except for the representations and warranties expressly contained in this Agreement or the Ancillary Agreements executed by each applicable CarVal Entity, no CarVal Entity or Representative of any CarVal Entity has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the CarVal Entities made available to the AB Entities, including due diligence materials, or in any presentation of the CarVal Entities by any member of the management of the CarVal Entities or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the AB Entities in executing and delivering this Agreement or any Ancillary Agreement to which it is a party or performing or consummating the Transactions. None of the provisions set forth in this Section 3.23(b) shall apply to limit any Person’s liability arising out of fraud in connection with the Transactions.
Article IV

REPRESENTATIONS AND WARRANTIES OF AB ENTITIES
Except as set forth in (i) the disclosure schedule delivered by the AB Entities to the CarVal Entities with the execution of this Agreement (the “AB Disclosure Schedule”) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the AB Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the AB Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), or (ii) in any SEC Report furnished or filed prior to the date of this Agreement by any AB Entity, the AB Entities hereby represent and warrant to the CarVal Entities as follows:
Section 1.01Organization, Authority, Standing and Power.
(a)The AB Entities are limited partnerships duly organized, validly existing and in good standing under the Laws of the State of Delaware. Where applicable, each of the AB Entities is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the AB Entities has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, individually or in the aggregate, to prohibit or materially impair the AB Entities’ ability to consummate the Transactions or perform their obligations hereunder on a timely basis. True and complete copies of the Governing Documents of each AB Entity, as in effect as of the date hereof, have heretofore been made available to the CarVal Entities or are otherwise included in the SEC Reports.
(b)Each AB Entity has full right, authority and power under its respective Governing Documents to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each AB Entity of this Agreement and each such Ancillary Agreement, the performance by each AB Entity of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, of such AB Entity, and no other action on the part of such AB Entity is required in connection herewith or therewith.
(c)This Agreement and the Ancillary Agreements to which each AB Entity is a party have been duly and validly executed and delivered by each AB Entity, as applicable, and constitute legal, valid and binding obligations of each AB Entity enforceable against each such party in accordance with their terms, subject to the Bankruptcy and Equity Exception.
(d)Except as set forth in Section 4.01(d) of the AB Disclosure Schedule, the execution and delivery of this Agreement by each AB Entity does not, and the execution and delivery of the Ancillary Agreements by each AB Entity which is to be a party to an Ancillary Agreement, as applicable, will not, and the consummation of the Transactions, and the performance of the obligations which each AB Entity is obligated to perform or cause to be performed hereunder and thereunder will not: (i) violate any provision of the Governing Documents of such AB Entity; or (ii) assuming that all Transaction Consents or registrations with, and notices to, each Governmental Authority referred to in Section 3.04 have been obtained or, in the case of filings, registrations and notices, made (including receipt of the necessary approvals and clearances under the HSR Act and the Other Required Regulatory Approvals), (A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which such AB Entity is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of such AB Entity, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to (x) have a material adverse effect on the AB Entities and their Subsidiaries, taken as a whole or (y) prohibit or materially impair the AB Entities’ ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis.
Section 1.02Ownership Interests. Assuming the effectiveness of a registration statement filed with the SEC and/or the satisfaction of any holding period and volume limitations under Rule 144, when issued pursuant to this Agreement, the AB Transaction Units shall be Freely Tradeable.
Section 1.03Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement to be executed by the AB Entities, nor the consummation by the AB Entities of the Transactions will (i) breach any provision of the Governing Documents of any AB Entity or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained and the filings referred to in Section 4.04 are made, violate any Law applicable to the AB Entities, except, in the case of clause (ii), for such violations, defaults, accelerations or rights as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. No AB Entity or any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; nor is there any proceeding or investigation pending, threatened in writing, or threatened other than in writing, that would result in any such disqualification.
Section 1.04Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act and the Other Required Regulatory Approvals and except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, no clearances, waivers, consents, authorizations or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Ancillary Agreement to be executed by the AB Entities and the consummation by the AB Entities of the Transactions.
Section 1.05Legal Actions. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, (a) there is no Action pending or threatened in writing against the AB Entities or any of its respective properties, assets or businesses, and (b) the AB Entities are not subject to any outstanding Order.
Section 1.06Financial Capacity. Each AB Entity has, and will have at the Closing, sufficient immediately available and unencumbered funds to enable such AB Entity to consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof (including, without limitation, AB LP having sufficient immediately available and unencumbered funds to fully satisfy the Specified Obligations pursuant to Section 2.03 and Section 5.08).
Section 1.07Investment Representation. Each AB Entity is acquiring Equity Interests of the Company for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of any federal or state securities laws. Each AB Entity acknowledges that it is informed as to the risks of the Transactions and of ownership of the Equity Interests. Each AB Entity acknowledges that the Equity Interests of the Company have not been registered under the Securities Act, or any state or foreign securities laws and that the Equity Interests of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such Equity Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
Section 1.08Compliance with Applicable Law; Permits. The operations of the AB Entities are being and, since January 1, 2019, have been, conducted in compliance in all material respects with all applicable Laws and each of the AB Entities holds all Permits of each Governmental Authority which are necessary for the operation of the AB Entities, except as set forth in Section 4.08 of the AB Disclosure Schedule, (i) such Permits are valid and in full force and effect, (ii) no AB Entity is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, in each of (i), (ii) and (iii), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the AB Entities and their Subsidiaries, taken as a whole. Except as set forth in Section 4.08 of the AB Disclosure Schedule, since January 1, 2019, none of the AB Entities has received any written or oral notification from any Governmental Authority asserting that the AB Entities are not in compliance in any material respect with any of the statutes, regulations or ordinances that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit necessary for the operation of the AB Entities, except for such noncompliance, revocation or suspension as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the AB Entities and their Subsidiaries, taken as a whole.
Section 1.09SEC Reports; Financial Statements.
(a)The information in each report or registration statement filed by the AB Entities or any Subsidiary of any AB Entity with the SEC since the Relevant Date (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC Reports”), was true and correct in all material respects at the time the SEC Reports were filed, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading at the time the SEC Reports were filed.
(b)The financial statements included in or incorporated by reference into the SEC Reports (including the related notes and schedules) (the “AB Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and fairly present in all material respects the financial condition of the AB Entities and their Subsidiaries as of the indicated dates and the results of operations of the AB Entities and their Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.
Section 1.10Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the AB Entities other than such fees and expenses payable solely by the AB Entities.
Section 1.11Tax Matters.
(a)(i) Each of the AB Entities has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required by Law to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects, and (ii) all material Taxes payable by or on behalf of the AB Entities have been timely paid.
(b)As of the Closing Date, all AB Transaction Units will be considered to be fungible with all other AB Units.
(c)As of the Closing Date, each AB Entity is a partnership for U.S. federal and applicable state income tax purposes.

(d)As of the Closing Date, neither AB Entity is an “investment company” within the meaning of Sections 721(b) and 351(e) of the Code and Treasury Regulations Section 1.351-1(c).
Section 1.12No Other Representations or Warranties.
(a)Except for the representations and warranties expressly contained in this Agreement or the Ancillary Agreements executed by each applicable AB Entity, neither the AB Entities nor any other Person acting on behalf of any AB Entity makes any representation or warranty, express or implied, at law or in equity.
(b)Without limiting the generality of the foregoing, except for the representations and warranties expressly contained in this Agreement or the Ancillary Agreements executed by each applicable AB Entity, no AB Entity or Representative of any AB Entity has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the AB Entities made available to the CarVal Entities, including due diligence materials, or in any presentation of the AB Entities by any member of the management of the AB Entities or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the CarVal Entities in executing and delivering this Agreement or any Ancillary Agreement to which it is a party or performing or consummating the Transactions. None of the provisions set forth in this Section 4.12(b) shall apply to limit any Person’s liability arising out of fraud in connection with the Transactions.
Article V

COVENANTS
Section 1.01Conduct of the Business Pending the Closing.
(a)During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except as (i) required by applicable Law, (ii) expressly required or permitted by the terms of this Agreement or as described in Section 5.01(a) of the CarVal Disclosure Schedule, (iii) expressly required under any Contract in respect of the Wells Fargo Debt or (iv) otherwise consented to in writing by the AB Entities, (x) the CarVal Parties shall cause the Company and each other CarVal Entity to, conduct its business in the ordinary course of business consistent with past practice and use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, Clients, counterparties, suppliers, service providers and employees, and (y) in furtherance of the foregoing, the CarVal Parties shall cause the Company and each other CarVal Entity not to:
(i)(A) authorize for issuance, issue, sell, grant or subject to any Lien any Equity Interests or any Rights, options or warrants with respect to Equity Interests or (B) redeem, purchase or otherwise acquire any of its Equity Interests or any Rights, options or warrants with respect to such Equity Interests;
(ii)split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire, directly or indirectly, any Equity Interests or Rights;
(iii)adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any CarVal Entity;

(iv)declare, make, set aside, authorize or pay any dividends or make any distribution with respect to its outstanding Equity Interests (whether in cash, assets, stock or other securities or otherwise);
(v)(A) incur, issue, assume, repay, prepay, modify, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt security of any CarVal Entity, (B) pay any payables or receivables to any CarVal Entity, other than intercompany payables paid in the ordinary course of business consistent with past practice, or (C) create, incur, assume or permit to suffer to exist or remain in effect any Liens (other than Liens existing as of the date hereof or Permitted Liens) on any of its material assets; provided that, with the consent of the AB Entities (which shall not be unreasonably withheld, conditioned or delayed) the amount of the Co-Invest Facility and the corresponding guarantee by the Company may be increased;
(vi)amend, restate, supplement or otherwise modify the Governing Documents of any CarVal Entity, other than as expressly contemplated in this Agreement;
(vii)(A) other than in the ordinary course of business consistent with past practice, amend, modify, extend, cancel, rescind, waive any rights under, assign, fail to renew or terminate any leases or subleases (or group of related leases or subleases with respect to a single transaction or series of related transactions) under which any CarVal Entity leases or occupies Leased Real Property or (B) enter into any new operating leases or subleases (or group of related operating leases or subleases with respect to a single transaction or series of related transactions) for Leased Real Property;
(viii)sell, lease, license, encumber or otherwise dispose of any of its properties, rights, licenses, operations, product lines, businesses or assets (including the Equity Interests of the CarVal Entities) with a purchase price for such properties, rights, licenses, operations, product lines, businesses or assets in excess of $25,000 in any single instance or in excess of $100,000 in the aggregate, except pursuant to Material Contracts in force on the date hereof;
(ix)make any capital contributions to any other Person (other than in respect of commitments to any Fund);
(x)make any loan, advance, guarantee or capital contribution to or investment in any Person, except advances to employees for expenses not to exceed $10,000 in any single instance or in excess of $50,000 in the aggregate in the ordinary course of business consistent with past practice;
(xi)make or authorize any capital expenditures in excess of $50,000 in any single instance or in excess of $250,000 in the aggregate;
(xii)sell, transfer, assign, license, pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain or otherwise dispose of any material Intellectual Property;
(xiii)make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) assets, any corporation, partnership, other business organization or any division thereof or Equity Interests therein or a substantial portion of the assets thereof in excess of $250,000 in any single instance or in excess of $5,000,000 in the aggregate;
(xiv)pay, discharge, settle or compromise any pending or threatened Action which (A) requires payment to or by any CarVal Entity (exclusive of attorneys’ fees) in excess of $250,000 in any single instance or in excess of $5,000,000 in the aggregate or (B) imposes any obligations (other than for the payment of money, a release of claims, confidentiality and other obligations customarily included in monetary settlements) or restrictions on the operations of any CarVal Entity, except for any payment, discharge or settlement the amount of which is explicitly reflected on and accrued for in the Financial Statements (including the notes thereto);
(xv)except as required pursuant to the terms of any CarVal Plan as in effect as of the Closing Date or as required by applicable law, (A) increase the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits of any Company Employee, (B) increase or grant any right or additional rights to severance, termination, retention, incentive or change in control pay to any Company Employee, (C) take any action to amend or waive any performance or vesting criteria, accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any CarVal Plan (including any grantor trust or similar funding arrangement), (D) establish, adopt, enter into, amend or terminate any CarVal Plan or any plan, policy, program, arrangement or agreement that would be a CarVal Plan if it were in existence as of the date hereof, (E) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000 or (F) terminate any Managing Principal, Managing Director who is an investment professional, or Principal other than for cause;
(xvi)become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(xvii)make any material changes in financial or Tax accounting methods, principles, practices or procedures (or change an annual accounting period), except as may be required under GAAP or the Code;
(xviii)make or change any material Tax election, file any amendment to any Tax Return with respect to any material Taxes, settle or compromise any material Tax Liability, audit or other Action, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, file any material voluntary Tax disclosure, amnesty or similar filing, enter into any closing agreement with respect to a material amount of Tax or take any action to surrender any right to claim a material Tax refund;
(xix)(A) enter into any Contract that would have been a Restricted Contract had it been entered into prior to this Agreement; (B) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement; provided that nothing in this Section 5.01(a)(xix)(B) shall prevent the Company from establishing or launching any Fund or SMA in the ordinary course of business consistent with past practice; (C) other than in the ordinary course of business consistent with past practice, amend, modify, extend, cancel, rescind, waive any rights under, assign, fail to renew or terminate any Material Contract or take or omit to take any action that would constitute a material violation of or default under any Material Contract; or (D) other than CarVal Plans or any action with respect to changes in compensation and benefits permitted pursuant to Section 5.01(a)(xv), enter into or modify any Contract with any CarVal Entity or Affiliate thereof (other than a CarVal Entity in the ordinary course of business consistent with past practice);
(xx)(A) make any filings with any Governmental Authority relating to the withdrawal or surrender of any material Permits held by any CarVal Entity, or the withdrawal by any CarVal Entity from any lines of business or (B) fail to keep current and in full force and effect, or to apply for or renew, any material Permit, approval, authorization, consent, license, registration or certificate of any CarVal Entity issued by any Governmental Authority;
(xxi)enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from the products or services of the CarVal Entities as of the date of this Agreement or enter into or engage in new lines of business or discontinue any business of the CarVal Entities;
(xxii)fail to pay or satisfy when due any material account payable or other material liability, other than any such liability that is being contested in good faith by any CarVal Entity;
(xxiii)subject any CarVal Entity to any bankruptcy, receivership, insolvency or similar proceeding;
(xxiv)materially alter or change its cash management or working capital practices or materially accelerate the collection of accounts receivable, materially delay normal capital expenditures, or materially delay payment of accounts payable or accrued expenses;
(xxv)cause or permit any insurance policies of the CarVal Entities to lapse or become voidable (other than ordinary course expirations) or omit to do anything whereby any indemnity may be denied in respect of any actual, potential or pending claim under any such policy;
(xxvi)voluntarily terminate, amend or modify any material Permit in a manner material and adverse to the CarVal Entities, taken as a whole;
(xxvii)fail to maintain the accounts, books and records of the CarVal Entities in the usual, regular and ordinary manner on a basis consistently applied;
(xxviii)(i) reduce or waive the fee rate payable to the Company or any of its Subsidiaries under any material Management Contract or (ii) increase the amount or rate of expense reimbursement paid by the Company or any of its Subsidiaries with respect to any material Management Contract by, in the case of the foregoing clauses (i) and (ii), in the aggregate, an amount that would cause the annual net revenue (calculated net of any such reduction in or waiver of fee rate and any such increase in the amount or rate of expense reimbursement) to the Company or any of its Subsidiaries under such material Management Contract to be reduced by more than five percent (5%), in the aggregate, relative to such net revenue to the Company or any of its Subsidiaries attributable to such material Management Contract without giving effect to such reduction in or waiver of fee rate or increase in the amount or rate of such expense reimbursement; or
(xxix)agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 5.01(a).

(b)The AB Entities acknowledge and agree that (i) nothing contained in this Agreement shall give the AB Entities, directly or indirectly, the right to control or direct the operations of any CarVal Entity prior to the Effective Time, (ii) prior to the Effective Time, the Company and the CarVal Parties shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over the operations of the CarVal Entities and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the AB Entities shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.
Section 1.02Access to Information. During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII and subject to applicable Laws, (x) the AB Entities and their Representatives shall be entitled to have such access to the properties, businesses and operations of the CarVal Entities and such examination of the books and records of the CarVal Entities, as the AB Entities reasonably request in connection with their efforts to consummate the Transactions and (y) the AB Entities shall provide the CarVal Parties with such tax matters information pertaining to the Transactions as is reasonably requested by the CarVal Parties. Each of the AB Entities and the CarVal Parties is referred to as a “Requesting Party” when requesting access or information pursuant to this Section 5.02 and as a “Responding Party” when providing access or information pursuant to this Section 5.02. All such requests for access and information shall be in writing and directed to the Responding Party or such Person or Persons as may be designated by the Responding Party. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Responding Party shall use its commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Responding Party to reasonably cooperate with the Requesting Party and the Requesting Party’s Representatives in connection with such access and examination, and the Requesting Party and its Representatives shall reasonably cooperate with the Responding Party and its respective officers, employees, consultants, agents, accountants, attorneys and other Representatives and shall use its commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would, in the good faith judgement of the Responding Party (i) unreasonably disrupt the operations of the Responding Party or (ii) would reasonably be likely to cause the Responding Party to lose the benefit of attorney-client privilege or conflict with any non-waivable confidentiality obligations or applicable Law to which any Responding Party is bound, in each case with respect to information to be disclosed; provided, however, that the Responding Party shall, at the Requesting Party’s request, provide a reasonable description of the general nature of the information not provided; and provided, further, that the Responding Party shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege or conflicting with such confidentiality obligation or Law.
Section 1.03Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the AB Entities and the CarVal Parties shall, and shall cause their Subsidiaries to, take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions to Closing applicable to such Party pursuant to this Agreement and to consummate and make effective the Transactions as provided herein, including executing and delivering any additional agreements, documents or instruments reasonably necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the Parties shall prepare and file, as promptly as practicable, with any Governmental Authority all documentation to obtain the clearances, waivers, consents, authorizations, orders, and approvals that are necessary, proper or advisable to consummate the Transactions, including (i) making all necessary filings under the HSR Act, and making all necessary filings to obtain the Other Required Regulatory Approvals, within thirty (30) days after the date of this Agreement. Absent the prior written consent of the other Party, a Party shall not withdraw any such filings. To the extent permitted by applicable Law, the Parties shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the AB Entities or the CarVal Parties shall extend any waiting period under the HSR Act or other antitrust or competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).
(b)The AB Entities and the CarVal Entities shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or proposed communication, whether written or oral, to, any Governmental Authority in connection with the Transactions and each agrees to in good faith consider comments of the other parties with respect to any such filing or proposed communication. The AB Entities and the CarVal Entities shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Subject to applicable Laws, the AB Entities and the CarVal Entities shall promptly advise each other upon receiving any communication from any Governmental Authority whose clearance, waiver, consent, authorization or approval is required to consummate the Transactions, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such clearance, waiver, consent, authorization or approval will not be obtained or that the receipt of any such clearance, waiver, consent, authorization or approval will be materially delayed or conditioned. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, no Party shall participate in any meeting, teleconference or videoconference with any Governmental Authority with respect to the Transactions without consulting the other parties in advance and, to the extent permitted by such Governmental Authority, giving the other parties or their authorized Representatives the opportunity to attend and participate thereat. Notwithstanding the foregoing, no Party shall be obligated (i) to provide Personal Information to another Party or (ii) to disclose to any other Party such portions of any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff as the Party to such correspondence, filing or communication may reasonably deem competitively-sensitive, privileged or confidential vis-à-vis the other party or, in the case of AB Entities, contains references concerning the valuation of the CarVal Entities, except that, subject to applicable Law, it shall disclose matters to the external counsel of the other Party to the extent reasonably necessary in order to enable the Party to fulfill its cooperation obligations in this Section 5.03 with the understanding that such counsel shall not share such documents and information with its client (although such counsel may use such documents and information in advocating on behalf of its client).
(c)Without limiting the generality of the AB Entities’ obligations pursuant to this Section 5.03, the AB Entities shall use their reasonable best efforts to take any and all steps necessary to avoid or eliminate any impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the Transactions as promptly as possible; provided that the Parties understand and agree that nothing herein shall be deemed to require the AB Entities to (i) enter into a settlement, undertaking, consent decree, stipulation or agreement with any Governmental

Authority in connection with the Transactions or (ii) divest any of its or its Affiliates’ businesses, assets or properties. The CarVal Parties agree not to take any such action in connection with the foregoing without the AB Entities’ prior written consent.
(d)As promptly as reasonably practicable (and in any event no later than the time required under applicable Law) following the Closing Date, the AB Entities and the CarVal Parties shall cooperate to enable the Company to file with the SEC amendments to the Form ADV of the Company, in form and substance reasonably acceptable to the Managing Principals and the AB Entities and in compliance with all applicable Laws.
Section 1.04Publicity. The initial press release with respect to the execution of this Agreement and entry into the Transactions shall be a joint press release to be mutually agreed upon by the CarVal Parties and the AB Entities and consistent with any communications plan regarding the Transaction as may be agreed by the Parties. Thereafter, none of the Parties or any of their Affiliates shall issue any press release, public announcement or comment concerning this Agreement, the Ancillary Agreements or the Transactions without obtaining the prior written approval of the AB Entities or the CarVal Parties, as the case may be; provided that the Parties and their Affiliates may, without such prior written approval, issue such press release, or make such public announcement, disclosure or comment (i) to the extent, in the judgment of such Party upon the advice of its outside counsel, disclosure is required by applicable Law or under the rules of any securities exchange on which the securities of such Party or any of its Affiliates are listed (provided that, to the extent so required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties in advance of such release with respect to the text thereof), (ii) to the extent that such Party deems necessary or advisable to be made in filings with the SEC (provided that the Party intending to make such filings shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties in advance of such filing with respect to the text relating to the Transactions), or (iii) to the extent substantially consistent with information previously announced in accordance with this Section 5.04.
Section 1.05Employment and Employee Benefits.
(a)For the one (1) year period following the Effective Time (the “Continuation Period”), the AB Entities shall provide, or shall cause their Affiliates to provide, each Company Employee who is employed by any CarVal Entity immediately prior to the Effective Time and who continues to be employed by any AB Entity (each, a “Continuing Employee”) with (i) an annual base salary or hourly wage rate that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash bonus opportunity that is consistent with the terms of the Framework Agreement, and (iii) employee benefits (excluding equity and long-term incentive compensation, defined benefit pension and post-retirement welfare) that are, in the aggregate, no less favorable than either the employee benefits (other than any equity-based compensation, defined benefit pension benefits and post-retirement welfare) in effect for such Continuing Employees immediately prior to the Effective Time or the employee benefits (other than any equity-based compensation, defined benefit pension benefits and post-retirement welfare) in effect for similarly situated employees of the AB Entities during such one (1) year period.
(b)For purposes of eligibility, vesting, and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of AB Entities and its Affiliates providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Continuing Employee shall be credited for the Continuing Employee’s years of service with the CarVal Entities and their Affiliates (and any additional service with any predecessor employer) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar CarVal Plan, except where such credit would result in a duplication of benefits or accrual under any defined benefit plan. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable CarVal Plan in which such Continuing Employee participated, or was eligible to participate, immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the AB Entities shall use reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and the Continuing Employee’s covered dependents and beneficiaries except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous CarVal Plan, and the AB Entities shall use reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and the Continuing Employee’s covered dependents and beneficiaries under a CarVal Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Continuing Employee and the Continuing Employee’s covered dependents and beneficiaries for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)Any written or oral communications to the Company Employees (including website postings) pertaining to compensation or benefit matters that are affected by the Transactions shall be made after reasonable consultation with AB at least three (3) business days in advance of such communications; provided that any such communications regarding the New Plans shall be subject to the prior review, comment and approval of the AB Entities on a timely basis and which approval shall not be unreasonably withheld, conditioned or delayed.
(d)Prior to the Effective Time, if requested by any of the AB Entities in writing, the appropriate CarVal Entity shall adopt resolutions and take all such action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by any of the CarVal Entities (collectively, the “CarVal 401(k) Plan”), in each case, effective as of the day immediately prior to the Closing Date. In the event that any of the AB Entities requests that such CarVal 401(k) Plan be terminated, the CarVal Entities shall provide the AB Entities with evidence reasonable satisfactory to the AB Entities prior to the Closing Date that the CarVal 401(k) Plan has been properly terminated, provided that at least five (5) Business Days prior to terminating the CarVal 401(k) Plan, the CarVal Entities shall provide the AB Entities with the form and substance of any applicable resolutions for review (and the applicable CarVal Entity shall consider the comments of the AB Entities in good faith). If the CarVal 401(k) Plan is terminated pursuant to the request by the AB Entities, the Continuing Employees shall be eligible to participate in a 401(k) plan maintained by the applicable AB Entity as soon as reasonably practical following the Closing Date.
(e)This Section 5.05 shall be binding upon and shall inure solely to the benefit of each of the Parties and nothing in this Section 5.05 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any CarVal Plan or any other benefit plan, program, agreement, or arrangement, (ii) shall alter or limit the ability of the AB Entities or any of their Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or, after the Effective Time, any CarVal Plan in accordance with their terms, without limiting or altering the terms set forth in this Section 5.05, (iii) shall prevent the AB Entities or any of their Subsidiaries, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) is intended to or shall confer upon any Company Employee, Continuing Employee or any other Person any third-party beneficiary or other right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.
Section 1.06Tax Matters.
(a)Tax Return Preparation.
(i)The CarVal Entities shall prepare and file, or cause to be prepared and filed, any Tax Returns of the CarVal Entities for any taxable period ending on or before the Initial AB Contribution Date, including, for the avoidance of doubt, such Tax Returns that are required to be filed on or after the Closing Date (collectively, “Pre-Closing Period Tax Returns”). Any Pre-Closing Period Tax Returns shall be prepared and filed in a manner consistent with the most recent past practice of the CarVal Entities, unless otherwise required by applicable Tax Law. Not later than fifteen (15) days prior to the due date (taking into account all extensions properly obtained for filing such Pre-Closing Period Tax Returns), the CarVal Entities shall provide the AB Entities with a copy of relevant portions of the draft of such Pre-Closing Period Tax Return, except for any Flow-Through Returns, for the AB Entities to review and timely provide comments to such Pre-Closing Period Tax Return, and the CarVal Entities shall take into account, or cause to be taken into account, in good faith any reasonable comments delivered by the AB Entities.
(ii)The AB Entities shall, or shall cause the Company to, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are required to be filed by the Company after the Closing Date, other than Pre-Closing Period Tax Returns; provided, however, that, in the case of any such Tax Return with respect to a Straddle Period (such Tax Returns, “Straddle Period Tax Returns”), such Straddle Period Tax Returns shall be prepared and filed in a manner consistent with the most recent past practice of the Company, unless otherwise required by applicable Tax Law; and provided, further, that (1) not later than fifteen (15) days prior to the due date (taking into account all extensions properly obtained) for filing such Straddle Period Tax Returns, or as soon as reasonably practicable if such Tax Return is due (taking into account all extensions properly obtained, within fifteen (15) days of the Closing Date), the AB Entities shall provide CIM LP with a copy of relevant portions of the draft of such Tax Return for CIM LP to review and timely provide comments to such Tax Return, and (2) the AB Entities shall take into account, or cause to be taken into account, in good faith any reasonable comments delivered by CIM LP.
(b)Tax Contests.
(i)Following the Closing, CIM LP shall have the right to control, contest, resolve and defend against any claim made by any Taxing Authority and any audit, examination or other proceeding relating to Taxes of the CarVal Entities (a “Tax Claim”) solely as it relates to a Pre-Closing Tax Period and such Tax Claim shall not be settled without CIM LP’s consent and approval (such consent and approval not to be unreasonably withheld, conditioned or delayed) provided that the AB Entities shall be entitled to participate in any such Tax Claim and, if such Tax Claim could be reasonably expected to impact a Post-Closing Tax Period, then it shall not be settled without the AB Entities’ consent and approval (such consent and approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if a Taxing Authority makes any adjustment that would result in an “imputed underpayment” to the CarVal Entities within the meaning of Section 6225 of the Code for a Pre-Closing Tax Period, the CarVal Entities, shall timely and properly make the election (to the extent available) to “push out” any adjustments to CIM LP and CIG, under Section 6226 and any corresponding state and local Law or otherwise take any permissible steps which may be necessary to cause CIM LP and CIG, to bear in full the burden of any such adjustment, including any interest, penalties and additions to Tax.
(ii)Notwithstanding anything to the contrary herein, the provisions of this Section 5.06(b)(ii), and not those contained in Section 8.03 shall govern any Tax Claims.
(c)Straddle Period. Whenever it is necessary to determine the portion of any Taxes imposed on or with respect to the Straddle Period, the determination shall be made: (i) in the case of Taxes that are imposed on a periodic basis (such as real or personal property Taxes, similar ad valorem obligations and Taxes determined on an arrears basis) and franchise Taxes (except franchise Taxes based upon or related to income or receipts), ratably on a per diem basis and (ii) in the case of any other Taxes (such as, but not limited to, Taxes that are based on wages payments, Taxes that are based upon or related to income or receipts and Taxes based upon occupancy or imposed in connection with any sale or transfer of property), based on an interim closing of the books as if the relevant taxable period ended on the Closing Date.
(d)Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions shall be borne equally, fifty percent (50%) by the AB Entities and fifty percent (50%) by the CarVal Entities (“Transfer Taxes”). The party required by applicable Law to file a Tax Return with respect to such Transfer Taxes and to pay such Transfer Taxes shall do so within the time period prescribed by Law. The AB Entities, the Company and CIM LP shall cooperate regarding the filing of any Tax Returns with respect to the Taxes that are the subject of this Section 5.06(d).
(e)Tax Cooperation. After the Closing, the AB Entities, the Company, and CIM LP shall reasonably cooperate in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns (including through the provision of notice of any Tax Claims or other developments with respect thereto), and shall provide such information as reasonably necessary for such audits, disputes or the filing of all Tax Returns, subject to the provisions of Section 5.06(b).
(f)Tax Treatment. The AB Entities and the CarVal Entities agree and acknowledge that each of (i) AB Holdings’ acquisition of the Contributed Company Interests, and the issuance of AB Units to CIM LP and CIG (including the Performance Units) and (ii) AB LP’s acquisition of the Contributed Company Interests, and issuance by AB LP of Equity Interests to AB Holding (including the Performance Units) shall be treated for U.S. federal income Tax purposes (and applicable state and local income Tax purposes, to the extent permitted by applicable Law) as a tax-free exchange under Section 721 of the Code as of the Closing Date. The AB Entities and the CarVal Entities (i) shall and shall cause their respective Affiliates to report consistently with this Section 5.06(f) and (ii) shall not take any Tax position that is inconsistent with this Section 5.06(f) (either on Tax Returns, in Tax Contests or otherwise) unless required by applicable Law or a determination under Section 1313 of the Code (or any similar or corresponding provision of state or local Tax law).
(g)Tax Conventions. The Parties agree to the following:
(i)The Company shall remain a partnership for U.S. federal income tax purposes during the year ending December 31, 2022.

(ii)No election shall be made under Section 754 of the Code with respect to the Company for the year ending December 31, 2022 or any prior year.
(iii)The Parties agree that in connection with the transactions contemplated under this Agreement, the Contributed Company Interests are the sole assets contributed by CIM LP and CIG to AB Holding and by AB Holding to AB LP for purposes of Section 704(c) of the Code, and each of the AB Entities will adopt the “traditional method” under Section 704(c) of the Code in respect of the contributed built-in gain in the Contributed Company Interests.
(iv)Solely with respect to (x) the Equity Interests in AB Holding held by CIM LP or CIG in connection with the contribution of the Contributed Company Interests and (y) the Equity Interests in AB LP held by AB Holding in connection with the contribution of the Contributed Company Interests, each time Performance Units are issued, (i) the Section 704(b) capital account of CIM LP and CIG in AB Holding shall be increased by the value of the Performance Units issued, (ii) the Section 704(b) basis of the Contributed Company Interests shall be increased by a like amount, (iii) the Section 704(b) basis of AB Holding’s interests in AB LP shall be increased by a like amount, and (iv) the amount of the Section 704(c) gain in respect of the Contributed Company Interests (and the Equity Interests in AB LP issued to AB Holdings in respect of the Contributed Company Interests) shall be increased by a like amount.
(v)In connection with the contribution of the Contributed Company Interests, the AB Entities shall not apply the principles of Treasury Regulations Section 1.704-3(a)(9) to allocations made by the Company.
(vi)In connection with the contribution of the Contributed Company Interests, no adjustment to the “Carrying Values” of the assets or liabilities of the AB Entities shall be made, in accordance with Section 4.10(c) of the Amended and Restated Agreement of Limited Partnership of Alliance Capital Management Holding L.P. dated as of October 29, 1999, as amended, or Section 4.10(c) of the Amended and Restated Agreement of Limited Partnership of Alliance Capital Management, L.P. dated as of October 29, 1999, as amended, with respect to any asset held by the AB Entities on the Closing Date. “Carrying Value” shall have the meaning assigned to such term under the aforementioned partnership agreements.
(vii)In connection with the Contributed Company Interests, the Parties shall use the “traditional method” in accordance with Section 704(c) of the Code (and the Treasury Regulations thereunder) with respect to the allocation of items of built-in gain and loss of the AB Entities as of the Closing Date.
(viii)In connection with the Contributed Company Interests, the Parties shall use the “traditional method” in accordance with Section 704(c) of the Code (and the Treasury Regulations thereunder) with respect to the allocation of items of built-in gain and loss of the Company as of the Closing Date.
(ix)The Parties shall treat the amount of the Specified Obligations as “liabilities” of the Company as of the Closing in accordance with Treasury Regulations Section 1.752-1.
(x)The Company’s deductions for (a) payments of the Specified Obligations and (b) the Pre-Closing 2022 Bonus Amount shall be allocated entirely to CIM LP and CIG on the final Schedules K-1 issued by the Company to CIM LP and CIG in each case as finally determined by the Parties after any post-closing adjustments (provided that, in the case of the Actual Employee PS1 Payments, the Residual Payment and the Pre-Closing 2022 Bonus Amounts, the amount allocated under this provision shall be as determined by the Final Post-2022 Closing Statement.
(xi)The Company shall do an interim closing of the books as of the Closing Date for purposes of Section 706(d) of the Code.
Section 1.07Client Consents.
(a)As promptly as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to obtain, in accordance with any applicable Law, the applicable Fund Agreements and the applicable Management Contracts, Transaction Consents with respect to Clients. In connection with the foregoing Consent solicitations, the Company shall (A) provide to the AB Entities a reasonable opportunity to review and comment on any such solicitation prior to its distribution, the content and form of which shall be mutually agreed by the CarVal Parties and the AB Entities and (B) during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII and subject to applicable Laws, provide the AB Entities with reasonable updates and material information relating to the status of such solicitations.
(b)SMAs. In furtherance of Section 5.07(a), as promptly as reasonably practicable following the date of this Agreement and in no event later than thirty (30) days after the date hereof, the Company shall send a written notice, in form and substance reasonably agreed by the CarVal Parties and the AB Entities, to SMA Clients informing each SMA Client: (i) of the Transaction; (ii) of the fact that the Transactions will result in a deemed assignment of such Management Contract; and (iii) requesting the consent of such SMA to such deemed assignment. An SMA Client shall be deemed to have consented to the Transactions if it has provided written confirmation of its consent to the assignment or deemed assignment of its Management Contract and has not withdrawn such consent or terminated its Management Contract, or given notice of its intent to terminate its Management Contract, prior to the Closing.
(c)Private Funds. In furtherance of Section 5.07(a), as promptly as reasonably practicable following the date of this Agreement (and in no event later than thirty (30) days after the date hereof), the Company shall send a written notice, in form and substance reasonably agreed by the CarVal Parties and the AB Entities, to each investor in a Fund, informing each investor: (i) of the Transaction; (ii) of the fact that the Transactions will result in a deemed assignment of the Management Contract or other applicable Fund Agreement of such Fund; and (iii) requesting the approval of such investor to such deemed assignment. A Fund with a single investor shall be deemed to have consented to the Transactions if such investor has provided written confirmation of its consent to the assignment or deemed assignment of the Management Contract or other applicable Fund Agreement of such Fund and has not withdrawn such consent or terminated its Management Contract or other applicable Fund Agreement, or given written notice of its intent to terminate its Management Contract or other applicable Fund Agreement, prior to the Closing. In the case of Funds with more than one investor, such Fund shall be deemed to have consented to the Transaction if the requisite number of investors in such Fund (and/or any feeder fund(s) associated with such Fund) have provided the consent described the applicable Fund Agreement to the deemed assignment of the Management Contract or other applicable Fund Agreement of such Fund have not sought to cancel or withdraw, or given notice of its intent to take such action, with respect to its commitment to such Fund.
Section 1.08Employee Payment Pools.

(a)At least five (5) Business Days prior to the Closing Date, the Company shall create the discretionary bonus pools for Company Employees (the “Employee Payment Pools”) and, effective as of the Closing, shall adopt the new incentive plans contemplated by the Framework Agreement as approved by the AB Entities (such approval not to be unreasonably withheld, conditioned or delayed, provided that a draft of such plan or plans is provided to the AB Entities at least 10 Business Days prior to Closing) to govern the operation thereof (such incentive plans, the “Employee Payment Pools Plans”).
(b)The Employee Payment Pools shall consist of an aggregate amount equal to (i) the Initial Employee Payment Amount and (ii) all Performance Employee Payment Amounts pursuant to Section 2.09(b) (such aggregate amount, the “Employee Payment Amount”). Solely in the event the Closing occurs, the Employee Payment Pools shall be created as an accounts receivable of the Company and shall be paid as described in Section 2.03, Section 2.09(b), this Section 5.08, the Framework Agreement and the Employee Payment Pools Plans).
(c)Following the Closing Date, the Company shall provide notice to AB LP at least ten (10) Business Days prior to the date any payments are due to Company Employees in respect of the Employee Payment Pools (each such notice, an “Employee Payment Pools Funding Notice”) specifying (i) the recipients of such payments, (ii) the amount of such payment and (iii) with respect to amounts attributable to the Initial Employee Payment Amount and to be paid in respect of the Fiscal Year 2022, the Company’s best estimate of the incremental amount (i.e., the amount in excess of the amount the CarVal Entities would have otherwise been obligated absent the payment of such amounts) of the employer portion of any payroll, employment or similar Taxes associated with such payment. Promptly upon receipt of any Employee Payment Pools Funding Notice, and in any event prior to the date such payments are due to the relevant Company Employees, AB LP shall make a cash capital contribution to the Company and the Company shall make such payment to such recipient, in each case, as provided in Section 2.03(d).
(d)Upon the determination pursuant to Section 2.09(f) that a Performance Acceleration Event has occurred or has not been cured during the Acceleration Cure Period, AB LP shall, if and as directed by CIM LP in the Performance Acceleration Notice, make a capital contribution to the Company in cash, for funding of the Employee Payment Pools, in an amount equal to the Cash Amount.
(e)On the date any amounts would be payable pursuant to the Employee Payment Pools, the Company shall pay such amounts to the applicable Company Employees that are recipients of such amounts. Awards under the Employee Payment Pools (including as to the timing and amount of payments thereunder and other terms conditions) shall be managed as provided in such incentive plan(s) described in Section 5.08(a) and the Framework Agreement.
Section 1.09Confidentiality.
(a)From the date of this Agreement through the Closing, the confidentiality agreement, dated as of September 24, 2021, by and between AB LP and Company (the “Confidentiality Agreement”), shall remain in effect in accordance with its terms. From and after the Closing Date, CIM LP and CIG shall, and shall cause their respective Affiliates and their and their Affiliate’s Representatives to, keep, treat and hold confidential any and all confidential, nonpublic or proprietary information, knowledge and data of or pertaining to AB or the Company or other CarVal Entities (collectively, the “Confidential Information”), not disclose or provide access to Confidential Information to any third party and not use such Confidential Information for any purpose other than consummating the Transactions, subject in each case to the remainder of this Section 5.09.

(b)Notwithstanding Section 5.09(a), CIM LP and CIG may disclose Confidential Information to another Person (i) with the prior written consent of the AB Entities, (ii) to the extent required by any applicable Law, (iii) as required in connection with litigation, so long as the disclosing party uses commercially reasonable efforts to ensure that the party receiving such information treats the information in a confidential manner and in accordance with the terms hereof, (iv) to any Taxing Authority, (v) to its legal counsel, accountants, investment advisers, investment bankers, banks and their advisors who need to know such information for the purpose of assisting the disclosing party in their capacity as such so long as the disclosing party causes such persons to treat the information in a confidential manner and in accordance with the terms hereof (it being understood that the disclosing party shall be responsible for any breach of the terms of this Section 5.09 by such persons) or (vi) to the extent specifically contemplated by this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any Party intends to disclose information pursuant to clause (ii), (iii) or (iv) above, such Party shall, or shall cause its Representative to, to the extent reasonably practicable and permitted by applicable Law, (x) provide the AB Entities with reasonable written notice of such requirement sufficiently in advance of disclosing such information so that the AB Entities may seek a protective order or other remedy, (y) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information that is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information and (z) use commercially reasonable efforts to promptly furnish to the AB Entities a copy (in whatever form or medium) of such Confidential Information that it intends to furnish or has furnished.
(c)This Section 5.09 shall not apply to any information, knowledge or data that (i) at the time of disclosure is publicly available or becomes publicly available through no act or omission of CIM LP, CIG or their Affiliates or becomes available on a non-confidential basis from a source other than CIM LP, CIG or their Affiliates so long as such source is not reasonably known by CIM LP, CIG or their Affiliates to be bound by a confidentiality agreement with or other obligations of secrecy to the AB Entities and their Affiliates, or (ii) was independently developed by CIM LP, CIG or their Affiliates without the use of Confidential Information or was available to CIM LP, CIG or their Affiliates on a non-confidential basis prior to its disclosure.
Section 1.10Termination of Affiliate Agreements; Use of Name. At or prior to the Closing, unless otherwise directed in writing by the AB Entities or expressly provided otherwise herein or as set forth on Section 5.10 of the CarVal Disclosure Schedules, the CarVal Entities and CarVal Parties shall terminate, or otherwise amend to exclude the CarVal Entities as a party thereto, all agreements and transactions to which the CarVal Entities, on the one hand, and CIM LP, CIG and any of their Affiliates (other than the CarVal Entities), on the other hand, is a party, other than this Agreement and any Ancillary Agreement. Promptly following the Closing, each of CIM LP and CIG shall, and shall cause the CarVal Carry Entities to, change their respective name to eliminate the use of the “CarVal” name, which the CarVal Parties acknowledge and agree shall be for the exclusive use of the CarVal Entities, the AB Entities and their Affiliates following the Closing.
Section 1.11Certain Investment Commitments.
(a)Following the date of this Agreement, the AB Entities shall use commercially reasonable efforts to obtain, for the Company and effective upon the Closing, a commitment from Equitable Holdings, Inc. or its Subsidiaries to invest no less than the Required Amount in respect to current or future Funds or SMAs (including a direct SMA) upon such terms and conditions, including products, management fee, and carried interest terms, as shall be reasonably acceptable to both Equitable Holdings, Inc. and the Company (as determined by the

Managing Principals) and subject to customary conditions for a transaction of such nature (the “Affiliate Commitment”).
(b)If required pursuant to Section 5.11(b) of the CarVal Disclosure Schedules, then, between the date hereof and the Closing Date, the AB Entities shall enter into the Specified Transaction on the terms described in Section 5.11(b) of the CarVal Disclosure Schedules, subject to agreement by the counterparty thereto and conditioned upon consummation of the Closing and receipt of the requisite consent set forth in Section 5.11(b) of the CarVal Disclosure Schedules, and the Parties hereby agree to reasonably cooperate with respect to the structure and documentation regarding the Specified Transaction.
Section 1.12Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, no CarVal Party shall authorize or permit any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The CarVal Parties shall (x) immediately cease and cause to be terminated, and shall cause their Affiliates and all of their and their Affiliates’ respective Representatives to immediately cease and cause to be terminated, all discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal, (y) immediately terminate access by any Person (other than the AB Entities and their Representatives) to any confidential information relating to the CarVal Entities, and (z) within five (5) Business Days of the date hereof, request in writing that all prospective purchasers of the CarVal Entities to whom nonpublic information concerning the CarVal Entities has been distributed on or prior to the date hereof in connection with the process relating to the sale of the CarVal Entities (other than the AB Entities and their Representatives acting on their behalf) return such information to the CarVal Entities (or destroy such information) in accordance with, and enforce, the terms of the confidentiality agreements between CarVal Entities and such prospective purchasers. The CarVal Parties agree that the rights and remedies for noncompliance with this Section 5.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable harm.
Section 1.13Non-Competitions; Non Solicitation.
(a)During the Restricted Period, CIM LP and CIG shall not, and shall cause their controlled Affiliates (including Persons that become controlled Affiliates of CIM LP and CIG after the date of this Agreement but, for the avoidance of doubt, excluding any Company Employee) (collectively, the “Restricted Persons”) not to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, Representative or otherwise), render services for or consult with any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the CarVal Entities or the AB Entities, on the one hand, and Clients, counterparties, suppliers, and service providers of the CarVal Entities or the AB Entities, on the other hand. Notwithstanding the foregoing, the Restricted Persons may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if the Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and do not individually, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)During the Restricted Period, the Restricted Persons shall not, directly or indirectly, hire or solicit or enter into any business relationship with any employee of the CarVal Entities or the AB Entities or former employee of the CarVal Entities or the AB Entities or encourage any such employee or former employee to leave such employment or hire any such employee who has left such employment.
(c)During the Restricted Period, the Restricted Persons shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Clients, counterparties, suppliers, and service providers of the CarVal Entities or the AB Entities for purposes of diverting their business or services or relationships from the CarVal Entities or the AB Entities.
(d)CIM LP and CIG acknowledge that a breach or threatened breach of this Section 5.13 would give rise to irreparable harm to the AB Entities and CarVal Entities, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by CIM LP and CIG of any such obligations, the AB Entities and CarVal Entities shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)CIM LP and CIG acknowledge that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of the AB Entities and that the AB Entities would not have agreed to enter into this Agreement and consummate the Transactions without the restrictions contained in this Section 5.13. In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product, or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered and requested to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(f)Notwithstanding anything to the contrary in this Section 5.13, CIM LP and CIG shall not be prohibited or restricted from entering into arrangements with employees of the Company and/or the AB Entities who are equity holders of CIM LP and/or CIG as of the Closing relating to the Performance Amounts contemplated by Section 2.09 and any allocation and payments thereof or otherwise relating to the Transaction so long as the purpose or effect of such arrangement is not to circumvent the restrictions in the Governing Documents of CIM LP and CIG on distribution of AB Transaction Units to Company Employees whose employment with or service to the CarVal Entities has been terminated.
Section 1.14Notification of Certain Events. Each of the Parties shall promptly advise the other Parties of (i) any notice or other material communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other material communication from any Governmental Authority in connection with the Transactions; (iii) any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the CarVal Entities or AB Entities, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any section of this Agreement or that relates to the consummation of the Transactions; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 5.14 shall not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article VI to be satisfied.
Section 1.15Pre-Closing Amendments.
(a)Prior to the Closing, with effect as of and from the Closing, the CarVal Parties shall cause the applicable CarVal Entities to approve and adopt the Fund GP Amendments.
(b)From and after the Closing, so long as a Performance Acceleration Event has not occurred as provided in Section 2.09(e) (after giving effect to any dispute resolution pursuant to Section 2.09(f) with respect to such occurrence), the Governing Documents of CIM LP and CIG shall be substantially in the form attached as Exhibit J. CIM LP and CIG shall not permit any such Governing Documents to be amended, or any of the terms thereof waived, without the prior written approval of AB LP (such consent not to be unreasonably withheld, conditioned or delayed) to the extent that such amendment would (i) have an adverse effect on the CarVal Entities or any AB Entity or (ii) modify, amend or circumvent the restrictions in the Governing Documents of CIM LP and CIG on distribution of AB Transaction Units to Company Employees whose employment with or service to the CarVal Entities has been terminated.
Section 1.16Residual Payment. As soon as practicable following January 1, 2023, the Company shall notify the AB Entities of the amount of the Residual Payment (or if the Residual Payment is zero) and, if the Residual Payment is greater than zero, shall deliver a notice to AB LP specifying the Residual Payment Funding Date (a “Residual Payment Funding Notice”). Promptly upon receipt of a Residual Payment Funding Notice, and in any event prior to Residual Payment Funding Date (if the Residual Payment is greater than zero), AB LP shall make a cash capital contribution to the Company equal to the Residual Payment, and the Company shall make the Residual Payment, in each case, as described in Section 2.03(b).
Section 1.17Co-Invest Facility Agreement. Reasonably promptly following the date of this Agreement, the Company shall notify Wells Fargo Bank, National Association in writing of the Transactions pursuant Section 8.2 of the Co-Invest Facility Agreement, which notice shall request a waiver of any Event of Default (as defined in the Co-Invest Facility Agreement) that may arise as a result of the consummation of the Transactions. Following the delivery of such notice until the Closing Date, the Company shall use its commercially reasonable efforts to obtain such waiver prior to the Closing (but for the avoidance of doubt, the Closing shall not be conditioned on the receipt of any such waiver). The Company shall provide a copy of such notice to the AB Entities and, prior to the Closing, shall keep the AB Entities reasonably informed regarding the receipt of such requested waiver or any objection from Wells Fargo Bank, National Association to the Transactions or notification that the consummation of the Transactions would constitute an Event of Default under the Co-Invest Facility Agreement.
Section 1.18Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Article VI

CONDITIONS TO CLOSING
Section 1.01Conditions Precedent to Obligations of Each Party. The obligations of each Party to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties, in whole or in part, to the extent permitted by applicable Law):
(a)No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Transactions;
(b)the waiting period (including any extensions thereof) under the HSR Act shall have expired (or early termination shall have been granted) and the other clearances, waivers, consents, authorizations and approvals required to be obtained in connection with the consummation of the Transactions from the Governmental Authorities that are set forth in Section 6.01(b) of the CarVal Disclosure Schedule (the “Other Required Regulatory Approvals”) shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated;
(c)The Transaction Consents set forth on Section 6.01(c) of the CarVal Disclosure Schedule shall have been received and obtained in compliance with applicable Law and Contracts; and
(d)the AB Units issuable pursuant to this Agreement shall have been authorized for listing on The New York Stock Exchange, Inc., subject to official notice of issuance.
Section 1.02Conditions Precedent to Obligations of the AB Entities. In addition to the conditions set forth in Section 6.01, the obligations of the AB Entities to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the AB Entities, in whole or in part, to the extent permitted by applicable Law):
(a)(i) the Fundamental CarVal Representations and the representations and warranties set forth in Section 3.08 shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date) and (ii) all other representations and warranties of the CarVal Entities set forth in Article III shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), in each case, without giving effect to qualifications based on materiality, Material Adverse Effect or similar phrases in such representations and warranties, except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)the CarVal Entities shall have performed and complied in all material respects with all covenants required pursuant to the terms of this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)the AB Entities shall have received from the CarVal Entities a certificate, dated as of the Closing Date, to the effect that the conditions specified in Section 6.02(a) and Section 6.02(b) are satisfied;
(d)each of the Managing Principals shall remain employed by the Company and none of them shall have taken any action or omitted to take any action after the date hereof that would have constituted “Cause” under their respective Employment Agreements if such agreements were in effect as of the date of such action or omission;
(e)the AB Entities shall have received all instruments, certificates, agreements or other documents required to be delivered to it in accordance with Section 2.05(a); and
(f)The Fund GP Amendments shall have been completed.
Section 1.03Conditions Precedent to Obligations of the CarVal Entities. In addition to the conditions set forth in Section 6.01, the obligations of the CarVal Entities to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the CarVal Entities, in whole or in part, to the extent permitted by applicable Law):
(a)(i) the Fundamental AB Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date) and (ii) all other representations and warranties of AB Entities set forth in Article IV, shall have been be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), in each case, without giving effect to qualifications based on materiality, Material Adverse Effect or similar phrases in such representations and warranties, except where the failure of such representations and warranties referenced in this clause (ii) to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions;
(b)the AB Entities shall have performed and complied in all material respects with all covenants required pursuant to the terms of this Agreement to be performed or complied with by the AB Entities on or prior to the Closing Date;
(c)Applicable AB Entity shall have made the Initial AB Contribution immediately prior to the Closing;
(d)AB LP or its designee shall have made the Existing Debt Obligations Contribution in accordance with Section 2.03(a);
(e)the CarVal Entities shall have received a certificate signed by an officer of the AB Entities, dated as of the Closing Date, to the effect that the conditions specified in Section 6.03(a) and Section 6.03(b) are satisfied;
(f)the Registration Rights Agreement shall have been executed and delivered by AB Holding and shall be in full force and effect; and

(g)the CarVal Entities shall have received all instruments, certificates, agreements or other documents required to be delivered to it in accordance with Section 2.05(b)(i), Section 2.05(b)(ii), Section 2.05(b)(iii), and Section 2.05(b)(vi).
Section 1.04Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement.
Article VII

TERMINATION
Section 1.01Termination of Agreement. Subject to Section 9.04, this Agreement may be terminated at any time prior to the Effective Time as follows:
(a)by the CarVal Parties or the AB Entities on or after the Outside Date if the Closing shall not have occurred by 5:00 p.m. (Eastern U.S. time) on the Outside Date; provided that neither the CarVal Parties nor the AB Entities may terminate this Agreement pursuant to this Section 7.01(a) if any of the CarVal Parties or AB Entities, as applicable, is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transactions set forth in Article VI prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date;
(b)by mutual written consent of the Parties;
(c)by the CarVal Parties or the AB Entities if an injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect permanently enjoining, restraining or otherwise making illegal or prohibiting consummation of the Transactions and shall have become final and nonappealable; provided that neither the CarVal Entities nor the AB Entities may terminate this Agreement pursuant to this Section 7.01(c) if any of the CarVal Parties or AB Entities, as applicable, is in material breach of any of its obligations hereunder and such material breach is the primary cause of such restraint;
(d)by the AB Entities if (i) none of the AB Entities is in material breach of any of its obligations hereunder that would give rise to a failure of any of the conditions specified in Article VI and (ii) any of the CarVal Parties is in material breach of any of its representations, warranties, covenants, agreements or obligations hereunder that renders or would render the conditions set forth in Section 6.02 incapable of being satisfied and such breach (if curable) has not been cured by the CarVal Parties by the earlier of (x) thirty (30) days after written notice of such breach to the CarVal Parties or (y) the Outside Date; or
(e)by the CarVal Parties if (i) none of the CarVal Parties is in material breach of any of its obligations hereunder that would give rise to a failure of any of the conditions specified in Article VI and (ii) any AB Entity is in material breach of any of its representations, warranties, covenants, agreements or obligations hereunder that renders or would render the conditions set forth in Section 6.03 incapable of being satisfied and such breach (if curable) has not been cured by the AB Entities by the earlier of (x) thirty (30) days after written notice of such breach to the AB Entities or (y) the Outside Date.
Section 1.02Procedure upon Termination. In the event of termination and abandonment by the AB Entities or the CarVal Parties, or both, pursuant to Section 7.01, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any Party.
Section 1.03Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 7.01, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination shall be without Liability to any of the Parties; provided, however, that, subject to the terms, conditions and limitations of this Section 7.03, (a) no such termination shall relieve any Party from Liability for any Willful and Material Breach (it being acknowledged and agreed by the Parties that the failure to close the Transactions by any Party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a Willful and Material Breach) or fraud by that Party in connection with the Transactions prior to such termination and (b) the provisions of this Section 7.03, Section 5.04, Section 5.09, Article I and Article IX shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.
Article VIII

INDEMNIFICATION
Section 1.01Survival. The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate and no claims shall be made for indemnification with respect to a breach of such representations and warranties; provided, however, that the Fundamental CarVal Representations and the Fundamental AB Representations and any right of indemnification with respect to a breach thereof shall survive in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) with respect to the subject matter of such representations and warranties or such other indemnification obligations (as the case may be), at which time they shall terminate. The covenants and agreements of the Parties contained in or made pursuant to this Agreement (i) to the extent contemplating performance prior to the Closing, shall terminate as of the Closing and (ii) to the extent contemplating performance following the Closing, shall survive indefinitely until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice (i) from the AB Indemnified Party to CIM LP, or (ii) from CIM LP to the AB Entities prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 1.02Indemnification of AB Indemnified Parties.
(a)From and after the Closing, and subject to the terms of this Agreement, CIM LP shall indemnify and hold harmless the AB Entities and their Affiliates and their respective Representatives (collectively, the “AB Indemnified Parties”) against, and reimburse any AB Indemnified Party for, all Losses that such AB Indemnified Party may suffer or incur, or become subject to, as a result of:
(i)prior to their expiration in accordance with Section 8.01, the breach of any representations or warranties made by the CarVal Entities or CarVal Parties in this Agreement as of the date such representation or warranty was made (or was deemed made), it being understood and agreed that for purposes of the calculation of Losses arising out of or resulting from any such breach described in this Section 8.02(a)(i) and determining whether a breach of any representations or warranties made by the CarVal Entities or CarVal Parties in this Agreement has occurred in the first instance shall be determined without giving effect to any qualifications in the text of any such representation or warranty relating to materiality, Material Adverse Effect or similar phrases (provided that the such qualifications will be given effect for purposes of the representations and warranties in Section 3.06(a), Section 3.06(b), Section 3.06(d), Section 3.08, Section 3.10(i) (last sentence only), Section 3.11, Section 3.12(a)(vi), Section 3.12(a)(xi), and Section 3.12(a)(xii)).
(ii)any breach or failure by a CarVal Entity or CarVal Party to perform any of its covenants or agreements contained in this Agreement;
(iii)any fraud by or on behalf of any CarVal Entity or CarVal Party in connection with the Transactions; or
(iv)any Indemnified Taxes.
(b)Notwithstanding anything in this Agreement to the contrary:
(i)CIM LP shall not be required to indemnify or hold harmless any AB Indemnified Party against, or reimburse any AB Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) (other than with respect to a breach of the Fundamental CarVal Representations) (A) with respect to any claim unless such claim (together with all other claims, if any, arising out of any related or any substantially similar facts, events and circumstances) involves Losses in excess of $50,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the AB Indemnified Parties’ Losses for purposes of clause (B) below); and (B) unless the aggregate amount of the AB Indemnified Parties’ Losses exceeds the amount that is one percent (1%) of the Base Value (the “Deductible”) (and if such amount is exceeded, then CIM LP shall be obligated for the aggregate Losses of the AB Indemnified Parties in excess of such amount).
(ii)The maximum aggregate amount for which CIM LP shall be liable under Section 8.02(a)(i) (other than in respect of a breach of a Fundamental CarVal Representation) shall be an amount equal to ten percent (10%) of the Base Value (the “Cap”).
(iii)The maximum aggregate amount for which the CarVal Parties shall be liable under this Agreement (other than in respect of a claim for fraud by or on behalf of any CarVal Entity or CarVal Party in connection with the Transactions) shall be an amount equal to the Base Value plus the sum of all Performance Amounts determined pursuant to Section 2.09 as of the date of such claim.
(iv)In the event that an AB Indemnified Party actually receives any insurance proceeds or other third party recoveries, whether before or subsequent to receipt by such AB Indemnified Party of any indemnification payment from CIM LP under this Section 8.02 in respect of the claims to which such insurance proceeds or third party recoveries relate, then the amount due hereunder shall be reduced dollar for dollar (net of the cost of recovery of such amount, including increases in insurance premiums to the extent related to such claims) and, if received subsequent to receipt by such AB Indemnified Party of payment from CIM LP, such AB Indemnified Party shall promptly make an appropriate refund (net of the cost of recovery of such amount, including increases in insurance premiums to the extent related to such claims and, in any event, in an amount not to exceed the amount of the applicable indemnification payments against which such refunds are provided) to CIM LP of all or the relevant portion of such indemnification payment previously received by such AB Indemnified Party from CIM LP under this Section 8.02.
(c)Any indemnification by CIM LP of an AB Indemnified Party pursuant to this Section 8.02 shall be satisfied (as determined in the sole discretion of CIM LP; provided that if CIM LP does not satisfy such indemnification as and when due hereunder, such determination shall be in the sole discretion of the applicable AB Entity) by (i) the AB Entities redeeming, for no consideration thereof, an amount of AB Transaction Units with an aggregate value equal to the amount of such indemnification obligation, based on the VWAP as of the date immediately preceding such redemption, or (ii) the payment in cash in immediately available and unencumbered funds in an amount equal to such indemnification.
(d)CIM LP covenants and agrees to retain (and shall not distribute to its equityholders) an aggregate amount of the Long-Term AB Units received pursuant to Section 2.02(c) having a value (calculated based on the VWAP as of the trading day immediately prior to issuance of the Long-Term AB Units) equal to the Cap until the eighteen month anniversary of the Closing Date (provided that in the event of any pending claims by an AB Entity under this Article VIII as of such anniversary, CIM LP shall retain (and shall not distribute to its equityholders) an amount of cash or cash equivalents or AB Transaction Units having a value sufficient to make, if and when due and payable, any payment that could reasonably be expected to be made by CIM LP pursuant to such claims, pending resolution of such claims).
(e)With respect to amounts owed to any AB Indemnified Party pursuant to this Section 8.02, without limiting Section 8.02(c), the AB Entities shall have the right (upon written notice to CIM LP and the Managing Principals) to satisfy such amounts, in whole or in part, through a set-off (x) against any amounts or AB Units due to CIM LP and CIG pursuant to Section 2.02(c), Section 2.08 or Section 2.09, with the value of the AB Units for this purpose being based on VWAP as of the date immediately preceding such set-off or (y) any amounts payable to Company Service Providers (as defined in the Framework Agreement) from the Annual Bonus Pool (as defined in the Framework Agreement) or the Employee Payment Pools; provided that any set-off made pursuant to this clause (y) shall be made only in the event that such set-off cannot be made pursuant to clause (x) above.
Section 1.03Indemnification of the CarVal Indemnified Parties.
(a)From and after the Closing, and subject to the terms of this Agreement, the AB Entities shall indemnify and hold harmless CIM LP and its Affiliates and their respective Representatives (collectively, the “CarVal Indemnified Parties”) against, and reimburse any CarVal Indemnified Party for, all Losses that such CarVal Indemnified Party may suffer or incur, or become subject to, as a result of:
(i)prior to their expiration in accordance with Section 8.01, the breach of any representations or warranties made by an AB Entity in this Agreement, it being understood and agreed that calculations of Losses arising out of or resulting from any such breach described in this Section 8.03(a)(i) and whether a breach of any representations or warranties made by the AB Entities in this Agreement has occurred in the first instance shall be determined without giving effect to any qualifications in the text of any such representation or warranty relating to materiality, Material Adverse Effect or similar phrases (provided that the such qualifications will be given effect for purposes of the representations and warranties in Section 4.09);

(ii)any breach or failure by an AB Entity to perform any of its covenants or agreements contained in this Agreement required to be performed by such AB Entity at or prior to the Closing; or
(iii)any fraud by or on behalf of an AB Entity in connection with the Transactions; or
(iv)any Post-Closing Taxes.
(b)Notwithstanding anything in this Agreement to the contrary:
(i)The AB Entities shall not be required to indemnify or hold harmless any CarVal Indemnified Party against, or reimburse any CarVal Indemnified Party for, any Losses pursuant to Section 8.02(b)(i) (other than with respect to a breach of the Fundamental AB Representations) (A) with respect to any claim unless such claim (together with all other claims, if any, arising out of any related or any substantially similar facts, events and circumstances) involves Losses in excess of $50,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the CarVal Indemnified Parties’ Losses for purposes of clause (B) below); and (B) unless the aggregate amount of the CarVal Indemnified Parties’ Losses exceeds the Deductible (and if such amount is exceeded, then the AB Entities shall be obligated for the aggregate Losses of the CarVal Indemnified Parties in excess of such amount).
(ii)The maximum aggregate amount for which the AB Entities shall be liable under Section 8.02(a)(i) (other than in respect of a breach of a Fundamental AB Representation) shall be an amount equal to the Cap.
(iii)The maximum aggregate amount for which the AB Entities shall be liable under this Agreement (other than in respect of a claim for fraud by or on behalf of an AB Entity in connection with the Transactions) shall be an amount equal to the Base Value plus the sum of all Performance Amounts determined pursuant to Section 2.09 as of the date of such claim.
(iv)In the event that a CarVal Indemnified Party actually receives any insurance proceeds or other third party recoveries, whether before or subsequent to receipt by such CarVal Indemnified Party of any indemnification payment from an AB Entity under this Section 8.03 in respect of the claims to which such insurance proceeds or third party recoveries relate, then the amount due hereunder shall be reduced dollar for dollar (net of the cost of recovery of such amount, including increases in insurance premiums to the extent related to such claims) and, if received subsequent to receipt by such CarVal Indemnified Party of payment from an AB Entity, such CarVal Indemnified Party shall promptly make an appropriate refund (net of the cost of recovery of such amount, including increases in insurance premiums to the extent related to such claims and, in any event, in an amount not to exceed the amount of the applicable indemnification payments against which such refunds are provided) to such AB Entity of all or the relevant portion of such indemnification payment previously received by such CarVal Indemnified Party from such AB Entity under this Section 8.03.
(c)Subject to Section 2.12, any indemnification of a CarVal Indemnified Party pursuant to this Section 8.03 shall be satisfied (as determined in the sole discretion of the AB Entities) by (i) the AB Holding issuing to CIM LP and CIG an amount of Equity Interests in AB Holding, identical in all respects to the Initial Short-Term AB Units, with an aggregate value equal to the amount of such reimbursement (the “Indemnity AB Units”), based on the VWAP as of the date immediately preceding such issuance, or (ii) the payment in cash by AB LP in immediately available and unencumbered funds in an amount equal to such indemnification.
Section 1.04Third-Party Claim Procedures
(a)In the event that any claim or demand for which a person required to provide indemnification under this Article VIII (the “Indemnifying Party”) may have Liability to any Person entitled to indemnification under this Article VIII (the “Indemnified Party”) is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly (but no later than thirty (30) days) notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder and, to the extent practicable, any other then known material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to so give a Claim Notice in accordance with this Section 8.04 shall not affect the rights of an AB Indemnified Party hereunder except, and only to the extent that, any such failure has an adverse and prejudicial effect on the rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.
(b)In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, subject to this Section 8.04(b), the Indemnified Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense at its sole expense and with its own counsel. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the AB Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party may participate in any such defense, which participation shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party are named parties to the proceedings and counsel for the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inadvisable due to actual differing interests between them or if one or more legal defenses or counterclaims available to such Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to actively and diligently pursue a Third-Party Claim it has assumed, as provided in the first sentence of Section 8.04(d), or (iii) if requested by the Indemnifying Party to participate in the defense of such Third-Party Claim, in each case of clauses (i), (ii) and (iii), the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel) to the extent such Third-Party Claim is subject to indemnification or reimbursement under this Article VIII.
(c)Notwithstanding Section 8.04(a), if a Third-Party Claim (i) seeks relief that if granted would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) alleges, or seeks a finding or admission of, a violation of Law by the Indemnified Party or any of its Affiliates, (iii) would result in a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) would materially and adversely affect the ongoing business (including any dispute with any material customer, supplier or employee) of the Indemnified Party or any of its Affiliates (any such claim, an “Indemnified Party Defense Matter”) then, in each case of clauses (i)-(iv), the Indemnified

Party alone shall be entitled to contest, defend, compromise and settle such Third-Party Claim (but, with respect to any such settlement, subject to obtaining the consent of the Indemnifying Party for any matters of the type described in clauses (ii) through (iv) below, read by replacing “Indemnified Party” with “Indemnifying Party” and vice versa). If the Indemnifying Party elects to settle, compromise or offer to settle or compromise any Third-Party Claim or consent to entry of any judgment or other Order resolving such Third-Party Claim in whole or in part (each, a “Settlement”), the Indemnifying Party shall notify the Indemnified Parties of its intention to do so and the Indemnified Party shall reasonably cooperate with the Indemnifying Party with respect to such Settlement; provided that the prior written consent of the Indemnified Party shall be required (in the sole discretion of the Indemnified Party) if such Settlement (i) is or relates to an Indemnified Party Defense Matter, (ii) does not include from the claimant and the Indemnifying Party an unqualified release of the Indemnified Parties from all Liability in respect of such Third-Party Claim, (iii) does not provide solely for the payment of money which shall be paid solely by the Indemnifying Party and imposes no other Liabilities or obligations of any kind upon the Indemnified Party, or (iv) includes any admission of any Liability or wrongdoing (including any violation of Law or Order) by any Indemnified Party. The Indemnified Party shall have a reasonable period to review and comment upon drafts of any documentation relating to any Settlement that the Indemnifying Party proposed to enter into, and the Indemnifying Party shall accept any such comments if reasonable.
(d)If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as provided in Section 8.04(c), or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend actively and diligently such Third-Party Claim then, in each case, the Indemnified Party shall have the right, but not the obligation, to assume the defense and resolution of such Third-Party Claim, and shall reasonably consult with the Indemnifying Party regarding the strategy for defense of such claim, it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. Neither the Indemnifying Party nor the Indemnified Party shall have any Liability with respect to a Third-Party Claim Settlement entered into without its consent for which its consent was required under Section 8.04(c), which consent shall not be unreasonably withheld, conditioned or delayed.
(e)The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to allow for the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant business records and other documents and employees during normal business hours, it being understood that the costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The AB Indemnified Party and CIM LP shall keep each other reasonably informed with respect to the status of such Third-Party Claim.
(f)The Indemnified Party and the Indemnifying Party shall use their reasonable efforts to avoid production of Confidential Information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(g)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8.04, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by payment of the amount due under this Article VIII.

Section 1.05Exclusive Remedies. Except as otherwise expressly set forth in this Agreement and the remedies provided in Section 2.08 and Section 2.09, following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of any Party for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with any breach of or inaccuracy with respect to any representation or warranty given by a Party in this Agreement. Nothing in this Section 8.05 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud in connection with the Transactions or such Party’s criminal misconduct in connection with the Transactions.
Section 1.06Tax Treatment of Payments. The Parties agree to treat for income Tax purposes any indemnity effectuated pursuant to this Agreement as adjustments to the Closing Value and either an additional issuance or forfeiture of AB Units, to the maximum extent permitted by Law. Except to the extent required by applicable Law, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.
Article IX

MISCELLANEOUS
Section 1.01Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with the Confidentiality Agreement, represent the entire understanding and agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties. Each provision in this Agreement may be waived only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 1.02Binding Effect; Third-Party Beneficiaries; Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person that is not a Party, except that 8.02 shall be for the benefit of, and enforceable by, the Indemnified Parties and Section 9.10 shall be for the benefit of, and enforceable by, the Nonparty Affiliates of the Parties.
(b)No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by any Party without the prior written consent of the other Parties. Any purported assignment not permitted under this Section 9.02(b) shall be null and void.

Section 1.03Governing Law; Jurisdiction.
(a)This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.
(b)Subject to Section 2.09(f), each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal or state court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement) in the Delaware Courts, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.07 shall be effective service of process for any Action brought in any such court.
Section 1.04Specific Enforcement. Subject to Section 2.09(f), the Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that, subject to Section 2.09(f), (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to (i) solely prior to the Outside Date, to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement or (ii) otherwise prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.03(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, the Parties would not have entered into this Agreement. Subject to Section 2.09(f), the Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.04 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 1.05Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION THAT MAY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.05.
Section 1.06Remedies. Except as set forth in Section 2.09(f) and Section 8.05, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy, except to the extent expressly limited hereby.
Section 1.07Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (unless an automatic response has been received indicating that the recipient did not receive such email) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):
If to the CarVal Parties (including, prior to the Closing, the Company) or any Managing Principal:
CarVal Investors Management LP
1601 Utica Avenue
Minneapolis, Minnesota 55416
Attn:    General Counsel
Email:    matthew.bogart@carval.com
with a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn:    Lawrence Natke
    David Nissenbaum
Email:    lawrence.natke@srz.com
    david.nissenbaum@srz.com

If to the AB Entities or, following, the Closing, the Company:

AllianceBernstein L.P.
501 Commerce Street,
Nashville, TN 37203
Attn:    Matthew Bass, Head—Private Alternatives and Multi-Asset
Business Development; Mark R. Manley, General Counsel
Email:    Matthew.Bass@alliancebernstein.com;     Mark.Manley@alliancebernstein.com

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Nicholas G. Demmo
E-mail:        NGDemmo@wlrk.com

Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice, in accordance with this Section 9.07, specifying such change to the other Parties.
Section 1.08Severability. If any condition, term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 1.09Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement, each Ancillary Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.
Section 1.10Non-Recourse. Except in the case of fraud with respect to the Transactions, all Actions, Liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties to this Agreement (the “Contracting Parties”). Except in the case of fraud with respect to the Transactions, no Person who is not a Contracting Party, including any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, except in the case of fraud, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations under this Agreement against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) other than in the case of fraud with respect to the Transactions, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 1.11Counterparts. This Agreement may be executed in any number of counterparts (including by means of email in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
CARVAL INVESTORS MANAGEMENT L.P.
By:          /s/ Lucas Detor
    Name:    Lucas Detor
    Title:    Authorized Signatory
CARVAL INVESTORS L.P.
By:         /s/ Lucas Detor
    Name:    Lucas Detor
    Title:    Authorized Signatory
CARVAL INVESTORS GOVERNANCE, LLC

By:         /s/ Lucas Detor
    Name:    Lucas Detor
    Title:    Authorized Signatory

[Signature Page to Transaction Agreement]

ALLIANCEBERNSTEIN HOLDING L.P.
By:         /s/ Seth P. Bernstein
    Name:    Seth Bernstein
    Title:    President and Chief Executive Officer

ALLIANCEBERNSTEIN L.P.

By:         /s/ Seth P. Bernstein
    Name:    Seth Bernstein
    Title:    President and Chief Executive Officer
[Signature Page to Transaction Agreement]

[Signature Page to Transaction Agreement]

Exhibit A
Form of Company A&R LPA

Exhibit B
Form of Framework Agreement

Exhibit C
Restrictive Covenant Agreements

Exhibit D
Fund GP Amendments

Exhibit E
Employment Agreements

Exhibit F
Form of Registration Rights Agreement

Exhibit G
Transfer Restrictions Agreement

Exhibit H
Certain Financial Matters

Exhibit I
Allocations between CIM LP and CIG

Exhibit J
Form of Governing Documents of CIM LP and CIG